Exhibit 10.76

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Among

BARCLAYS BANK PLC, as a Purchaser and Agent,

SUTTON FUNDING LLC, as a Purchaser,

and

CALIBER HOME LOANS, INC., as Seller

Dated as of May 11, 2015

TABLE OF CONTENTS

1.	APPLICABILITY	1
2.	DEFINITIONS AND INTERPRETATION	1
3.	THE TRANSACTIONS	23
4.	CONFIRMATION	26
5.	TAKEOUT COMMITMENTS	26
6.	PAYMENT AND TRANSFER	26
7.	MARGIN MAINTENANCE	26
8.	TAXES; TAX TREATMENT	27
9.	SECURITY INTEREST; PURCHASERS’ APPOINTMENT AS ATTORNEY-IN-FACT	30
10.	CONDITIONS PRECEDENT	31
11.	RELEASE OF PURCHASED ASSETS	35
12.	RELIANCE	35
13.	REPRESENTATIONS AND WARRANTIES	35
14.	COVENANTS OF SELLER	38
15.	REPURCHASE OF PURCHASED ASSETS	45
16.	SERVICING OF THE MORTGAGE LOANS; SERVICER TERMINATION	45
17.	EVENTS OF DEFAULT	48
18.	REMEDIES	51
19.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	53
20.	USE OF EMPLOYEE PLAN ASSETS	53
21.	INDEMNITY	53
22.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS	54
23.	REIMBURSEMENT; SET-OFF	54
24.	FURTHER ASSURANCES	56
25.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION	56
26.	TERMINATION	56
27.	REHYPOTHECATION; ASSIGNMENT	56
28.	AMENDMENTS, ETC.	57
29.	SEVERABILITY	57
30.	BINDING EFFECT; GOVERNING LAW	57
31.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS	58
32.	SINGLE AGREEMENT	58
33.	INTENT	58
34.	NOTICES AND OTHER COMMUNICATIONS	59
35.	CONFIDENTIALITY	61
36.	DUE DILIGENCE	62
37.	EXECUTION IN COUNTERPARTS	62
38.	USA PATRIOT ACT; OFAC AND ANTI-TERRORISM	63

Page i of 100

EXHIBITS AND SCHEDULES

EXHIBIT A	MONTHLY CERTIFICATION
EXHIBIT B	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MORTGAGE LOANS
EXHIBIT C	FORM OF TRANSACTION NOTICE
EXHIBIT D	FORM OF GOODBYE LETTER
EXHIBIT E	RESERVED
EXHIBIT F	FORM OF TRADE ASSIGNMENT
EXHIBIT G	RESERVED
EXHIBIT H	FORM OF SELLER MORTGAGE LOAN SCHEDULE
EXHIBIT I	SELLER UNDERWRITING GUIDELINES
EXHIBIT J	LIST OF APPROVED TAKEOUT INVESTORS
EXHIBIT K	RESERVED
EXHIBIT L	FORM OF FORECLOSURE AND WORKOUT REPORT
EXHIBIT M	RESERVED
EXHIBIT N	FORM OF INSTRUCTION LETTER
EXHIBIT O	FORM OF LEGAL OPINION

SCHEDULE 1	EXCLUDED ORIGINATORS

Page ii of 100

MASTER REPURCHASE AGREEMENT

Dated as of May 11, 2015

AMONG:

BARCLAYS BANK PLC, in its capacity as a purchaser (“Barclays” or a “Purchaser”) and agent pursuant hereto (“Agent”),

SUTTON FUNDING LLC, in its capacity as a purchaser (“Sutton” or a “Purchaser,” and together with Barclays, “Purchasers”), and

CALIBER HOME LOANS, INC. (“Seller”).

1.	APPLICABILITY

Either Purchaser may from time to time, upon the terms and conditions set forth herein, agree to enter into transactions on a committed basis with respect to the Committed Amount and an uncommitted basis with respect to the Uncommitted Amount, in which Seller sells to a Purchaser Eligible Mortgage Loans, on a servicing-released basis, against the transfer of funds by such Purchaser, with a simultaneous agreement by such Purchaser to transfer to Seller such Purchased Assets on a date certain not later than one year following such transfer, against the transfer of funds by Seller; provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price and (b) the Asset Base and, provided further that any FHA Buyout Loans purchased hereunder shall be purchased by Sutton and any other Eligible Mortgage Loans purchased hereunder shall be purchased by Barclays; provided, however, that, for the avoidance of doubt, FHA Buyout Loans that are modified while subject to a Transaction shall continue to be held by Sutton. Each such transaction shall be referred to herein as a “Transaction,” and shall be governed by this Agreement. This Agreement is not a commitment by Purchasers to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Purchasers to enter into Transactions with Seller. Seller hereby acknowledges that Purchasers are under no obligation to enter into, any Transaction pursuant to this Agreement with respect to the Uncommitted Amount.

2.	DEFINITIONS AND INTERPRETATION

(a)    Defined Terms.

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“30+ Day Delinquent Mortgage Loan” means any Mortgage Loan at any time the Monthly Payment for which was not received within twenty-nine (29) days after its Due Date (using the MBA methodology).

“Ability to Repay Rule” shall mean 12 CFR 1026.43(c), including all applicable official staff commentary.

“Acceptable Manufactured Dwelling” means a modular home or manufactured home (also referred to as a pre-assembled, pre-fabricated, sectionalized, or pre-built home) with the following characteristics: (i) the home is treated as “real estate” under applicable law, (ii) the home is factory built and constructed in two or more sections, including interior and exterior finish, plumbing, wiring, and mechanical systems and (iii) after completion, the modular home or manufactured home is transported to the property site to be attached to a permanent foundation or affixed to the land in accordance with all applicable state building codes, industrialized housing building codes, BOCA (Building Officials and Code Administrators) and local zoning ordinances.

“Accepted Servicing Practices” means with respect to any Mortgage Loan, those accepted, customary and prudent mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with the requirements, if applicable, of each Agency Program, applicable law, FHA Regulations and VA Regulations, and the requirements of any private mortgage insurer so that the FHA insurance, VA guarantee or any other applicable insurance or guarantee in respect of any Mortgage Loan is not voided or reduced.

“Accrual Period” means, with respect to each Monthly Payment Date for any Transaction, the immediately preceding calendar month; provided that with respect to the first Monthly Payment Date of a Transaction following the related Purchase Date, the Accrual Period shall commence on the related Purchase Date and end on the last day of such calendar month.

“Additional Eligible Loan Criteria” has the meaning assigned thereto in the Pricing Side Letter.

“Additional Purchased Mortgage Loans” has the meaning assigned thereto in Section 7(b) hereof.

“Adjustable Rate Mortgage Loan” means a Mortgage Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Affiliate” means, (i) with respect to Seller, its Parent Company and any Subsidiary of Seller, (ii) with respect to any Subsidiary of Seller, Seller and its Parent Company, and (iii) with respect to any other specified Person, an “Affiliate” shall mean any Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling,” “controlled by” and “under common control with” have meanings correlative to the meaning of “control”.

“Aged Mortgage Loan” means (w) any Jumbo Mortgage Loan subject to a Transaction (whether or not continuous) for which the related Origination Date is longer than [***] from the date of any determination (v) a Wet-Ink Mortgage Loan, which is subject to Transactions (whether or not continuous) for more than [***], (x) any Agency Eligible Mortgage Loan or Special Purpose Loan subject to a Transaction (whether or not continuous) for which the related Origination Date is longer than [***] from the date of any determination or (y) a Modified Loan for which the time between the date on which the modification of such Modified Loan was finalized and the trial period concluded and any date of determination by Purchaser is more than [***], or (z) an FHA Buyout Loan for which the time between the initial Purchase Date for such FHA Buyout Loan and date in which the foreclosure of such FHA Buyout has commenced is more than [***].

“Agency” means Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

“Agency Buydown Loan” means a mortgage loan that is in Agency Compliance on the related Purchase Date with the eligibility requirements for a buydown loan specified in the applicable Agency Guide.

“Agency Compliance” means compliance of Seller and the Mortgage Loans with the requirements of the applicable Agency Guides, as amended by any agreements between Seller and the Applicable Agency, FHA or VA, as applicable, sufficient to enable Seller to issue and to service and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Security or FHA to issue the related FHA Insurance Contracts or VA to deliver the related VA Mortgage Loan Guarantee Agreements.

“Agency Eligible Mortgage Loan” shall mean a Mortgage Loan that is originated in Agency Compliance with the Agency Guides and the eligibility requirements specified for the applicable Agency Program, FHA or VA, as applicable, and is either (i) eligible for sale to, or securitization by, Fannie Mae, Freddie Mac or Ginnie Mae or (ii) is an FHA Mortgage Loan or a VA Mortgage Loan.

“Agency Guide” means the Freddie Mac Guide, the Fannie Mae Guide, the Ginnie Mae Guide, the FHA Regulations and/or the VA Regulations, as applicable.

“Agency Program” means the Freddie Mac Program, the Fannie Mae Program, or the Ginnie Mae Program, as applicable.

“Agent” means Barclays Bank PLC and its successors in interest, as administrative agent for Purchasers and any additional purchasers that may become a party hereto.

“Aggregate MRA Purchase Price” means as of any date of determination, an amount equal to the aggregate Purchase Price for all Mortgage Loans then subject to Transactions under this Agreement.

“Agreement” means this Master Repurchase Agreement (including all exhibits, schedules and other addenda thereto), as it may be amended, further supplemented or otherwise modified from time to time.

“ALTA” means the American Land Title Association.

“Applicable Margin” has the meaning assigned thereto in the Pricing Side Letter.

“Applicable Agency” means Ginnie Mae, Fannie Mae, or Freddie Mac, as applicable.

“Approvals” means with respect to Seller and Servicer, the approvals obtained from the Applicable Agency, FHA, VA or HUD in designation of Seller and/or Servicer as a Ginnie Mae-approved issuer, an FHA-approved mortgagee, a VA-approved lender, a Fannie Mae-approved lender or a Freddie Mac-approved Seller/Servicer, as applicable, in good standing.

“Approved Manufactured Home Loan” means a mortgage loan that is secured by a first lien on and perfected security interest on an Acceptable Manufactured Dwelling which conforms with all requirements of the Seller Underwriting Guidelines with respect to manufactured homes.

“Asset Base” means, on any date of determination and with respect to all Purchased Assets then subject to Transactions and, to the extent applicable, all Eligible Mortgage Loans proposed to be sold to the Purchaser as of such date of determination, the lesser of (i) 100% of the unpaid principal balance of such Purchased Assets and Eligible Mortgage Loans as of such date of determination and (ii) the product of the applicable Purchase Price Percentage multiplied by the Market Value of such Purchased Assets and Eligible Mortgage Loans.

“Assignment and Acceptance” has the meaning assigned thereto in Section 27(b).

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to either (i) MERS, (ii) the Agent on behalf of the related Purchaser, or (iii) in blank.

“Attorney Bailee Letter” has the meaning assigned thereto in the Custodial and Disbursement

Agreement.

“Backup Servicer Agreement” means any backup servicing agreement among Purchasers, Seller and a backup servicer appointed pursuant to Section 16(d), as the same may be amended, modified or supplemented from time to time.

“Back-End DTI Ratio” shall mean with respect to a Mortgage Loan, the ratio of (i) the Mortgagor’s monthly debt payments, including housing and other debt, to (ii) the Mortgagor’s gross monthly income, determined in accordance with the Seller Underwriting Guidelines.

“Bank” means (i) Bank of America National Association and its successors and permitted assigns or (ii) such other bank as may be mutually acceptable to the Seller and the Purchasers.

“Bankruptcy Code” means 11 U.S.C. Section 101 et seq., as amended from time to time.

“Barclays” has the meaning set forth in the preamble.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day upon which the New York Stock Exchange, the Federal Reserve Bank of New York, or banking and savings and loan institutions in the states of New York or Texas are closed, or (iii) with respect to any day on which the parties hereto have obligations to the Custodian or on which the Custodian has obligations to any party hereto, a day upon which the Custodian’s offices are closed.

“Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within [***] from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of [***] or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or of any state thereof having combined capital and surplus of not less than $[***]; (c) commercial paper of a domestic issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within [***] from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than [***], with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of [***] or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Certification” has the meaning assigned thereto in the Custodial and Disbursement Agreement.

“CFPB” means the Consumer Financial Protection Bureau or any successor thereto.

“Change in Control” means: (a) any transaction or event as a result of which LSF6 Service Operations, LLC ceases to own, beneficially or of record, 51% of the Equity Interests of Seller, (b) the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action taken in connection with any securitization transaction or routine sales of Mortgage Loans), or (c) the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equityholders of the Seller immediately prior to such merger, consolidation or other reorganization.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by a Purchaser (or any of its Affiliates thereof) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Protection Letter” means, with respect to any Wet-Ink Mortgage Loan that becomes subject to a Transaction, a letter of indemnification from any title company (except by a title company disapproved in writing by Barclays) in any jurisdiction where insured closing letters are permitted under applicable law and regulation, addressed to Seller, which is fully assignable to Barclays, with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans, identifying the Settlement Agent covered thereby, which may be in the form of a blanket letter.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” means the following account established by the Seller in accordance with

Section 16(f) for the benefit of the Purchasers, Account Number: [***], ABA: [***].

“Collection Account Control Agreement” means that certain Deposit Account Control Agreement (Collection Account), dated as of May 11, 2015, by and among Barclays, the Seller and Bank, in form and substance acceptable to Barclays to be entered into with respect to the Collection Account, as the same may be amended, modified or supplemented from time to time.

“Committed Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Confirmation” has the meaning assigned thereto in Section 4 hereof.

“Cooperative Corporation” means with respect to any Cooperative Mortgage Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Mortgage Loan” means a loan that is secured by a first lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Project” means, with respect to any Cooperative Mortgage Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements.

“Cooperative Shares” means, with respect to any Cooperative Mortgage Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” means, with respect to a Cooperative Mortgage Loan, a specific unit or apartment in a Cooperative Project.

“Correspondent Loan” means a Mortgage Loan originated by a third party originator and acquired by Seller in accordance with Seller’s correspondent Mortgage Loan program.

“Custodial and Disbursement Agreement” means that certain Custodial and Disbursement Agreement, dated as of May 11, 2015, among Seller, Purchasers, Agent, Custodian and Disbursement Agent, entered into in connection with this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement (to the extent the EPF Execution Date has occurred), as the same may be amended, modified or supplemented from time to time.

“Custodian” means Deutsche Bank National Trust Company, and its successors and permitted assigns.

“Default” means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning assigned thereto in the Pricing Side Letter.

“Disbursement Account” has the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Disbursement Agent” means Deutsche Bank National Trust Company, and its successors and permitted assigns.

“Dollars” or “$” means, unless otherwise expressly stated, lawful money of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Review Percentage” has the meaning assigned thereto in the Pricing Side Letter.

“Effective Date” means May 12, 2015.

“Electronic Tracking Agreement” means the electronic tracking agreement in form and substance acceptable to Purchasers and Seller, dated as of May 11, 2015 among Purchasers, Seller, MERSCORP Holdings, Inc. (f/k/a MERSCORP, Inc.) and Mortgage Electronic Registration Systems, Inc., entered into in connection with this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement (to the extent the EPF Execution Date has occurred), as the same may be amended, modified or supplemented from time to time.

“Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires delivery of an original executed document).

“Eligible Mortgage Loan” means a first lien Mortgage Loan (including any Aged Mortgage Loan, HARP Mortgage Loan, or Seasoned Mortgage Loan) that (i) satisfies each of the representations and warranties in Exhibit B to the Agreement in all material respects, (ii) if such Mortgage Loan is (a) an Agency Eligible Mortgage Loan, it is in Agency Compliance with the eligibility requirements of the Ginnie Mae Program, Fannie Mae Program, or Freddie Mac Program, FHA Regulations or VA Regulations, respectively, and all representations and warranties of the related Agency Guides, or (b) a Jumbo Mortgage Loan, it was underwritten and originated in accordance with the Seller Underwriting Guidelines with respect to jumbo loans, (iii) contains all required documents in the Mortgage File without exceptions unless otherwise waived by Barclays or permitted as a Wet-Ink Mortgage Loan, and (iv) satisfies the Additional Eligible Loan Criteria.

“EPF Custodial Account Control Agreement” means (if applicable) that certain Custodial Account Control Agreement (Custodial Account), dated the EPF Execution Date, as amended, modified or supplemented from time to time, among Seller, Barclays and Bank entered into in connection with the Mortgage Loan Participation Purchase and Sale Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.

“EPF Execution Date” means the date on which the parties hereto agree to enter into and execute the Mortgage Loan Participation Purchase and Sale Agreement and related EPF Documents.

“EPF Pricing Side Letter” means (if applicable) that certain Pricing Side Letter, dated as of the EPF Execution Date, between Seller and Barclays entered into in connection with the Mortgage Loan Participation Purchase and Sale Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.

“EPF Program Documents” means the Mortgage Loan Participation Purchase and Sale Agreement, the EPF Pricing Side Letter, the EPF Custodial Account Control Agreement and all other agreements, documents and instruments entered into by Seller on the one hand, and Barclays or one of its Affiliates (or Custodian on their behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto.

“Equity Interests” means, with respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“ERISA” means, the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“Escrow Instruction Letter” means the Escrow Instruction Letter from Seller to the Settlement Agent.

“Escrow Payments” means, with respect to a Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of the Mortgage or any other document.

“Event of Default” has the meaning assigned thereto in Section 17 hereof.

“Event of Insolvency” means, with respect to any Person,

(i) the filing of a voluntary petition (or the consent by such Person to the filing of any such petition against it), commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another; or such Person shall consent or seek to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official of such Person, or for any substantial part of its Property, or any general assignment for the benefit of creditors;

(ii) a proceeding shall have been instituted against such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect, or a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for such Person or such Person’s Property (as a debtor or creditor protection procedure) is appointed by any Governmental Authority having the jurisdiction to do so or takes possession of such Property and any such proceeding is not stayed or dismissed within [***] of filing;

(iii) that such Person or any Affiliate shall become insolvent;

(iv) that such Person shall (a) admit in writing its inability to pay or discharge its debts or pay or perform its obligations generally as they become due or mature, or (b) generally fail to pay its debts or obligations as they become due or mature;

(v) any Governmental Authority shall have seized or appropriated, or assumed custody or control of, all or any substantial part of the Property of such Person, or shall have taken any action to displace the management of such Person; or

(vi) the audited annual financial statements of such Person or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Person as a “going concern” or a reference of similar import or shall indicate that such Person has a negative net worth or is insolvent; or

(vii) if such Person or any Affiliate is a corporation, such Person or any Affiliate or any of their Subsidiaries, shall take any corporate action in furtherance of the foregoing actions.

“Fannie Mae” means Fannie Mae or any successor thereto.

“Fannie Mae Guide” means the Fannie Mae MBS Selling and Servicing Guide, as such Guide may hereafter from time to time be amended.

“Fannie Mae Mortgage Loan” means a mortgage loan that is in Agency Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Fannie Mae Program described in the Fannie Mae Guide.

“Fannie Mae Program” means the Fannie Mae Guaranteed Mortgage-Backed Securities Programs, as described in the Fannie Mae Guide.

“Fannie Mae Security” means an ownership interest in a pool of Fannie Mae Mortgage Loans, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, issued and guaranteed, with respect to timely payment of interest and ultimate payment of principal, by Fannie Mae and backed by a pool of Fannie Mae Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Fannie Mae Security in the related Takeout Commitment, if any.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.

“FHA Buyout Loan” means an Eligible Mortgage Loan that (a) is insured by FHA, (b) is a Ginnie Mae Mortgage Loan, (c) has been purchased out of a Ginnie Mae Security, and (d) is not a Modified Loan.

“FHA Insurance Contract” means the contractual obligation of FHA respecting the insurance of an FHA Mortgage Loan pursuant to the National Housing Act, as amended.

“FHA Mortgage Loan” means a Mortgage Loan that is the subject of an FHA Insurance Contract as evidenced by a Mortgage Insurance Certificate.

“FHA Regulations” means the regulations promulgated by HUD under the National Housing Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Mortgage Loans, including the related handbooks, circulars, notices and mortgagee letters.

“FICO Score” means the credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores on the Origination Date of a Mortgage Loan.

“Foreclosure and Workout Report” means a report, in the form of Exhibit L hereto, regarding any FHA Buyout Loan.

“Foreclosure Referred Loan” shall mean any Non-Performing Mortgage Loan which has been referred to an attorney for the commencement of either a judicial or non-judicial foreclosure proceeding.

“Freddie Mac” means Freddie Mac, and its successors in interest.

“Freddie Mac Guide” means the Freddie Mac Sellers’ and Servicers’ Guide, as such Guide may hereafter from time to time be amended.

“Freddie Mac Mortgage Loan” means a mortgage loan that is in Agency Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Freddie Mac Program described in the Freddie Mac Guide.

“Freddie Mac Program” means the Freddie Mac Home Mortgage Guarantor Program or the Freddie Mac FHA/VA Home Mortgage Guarantor Program, as described in the Freddie Mac Guide.

“Freddie Mac Security” means a modified pass-through mortgage-backed participation certificate, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, issued and guaranteed, with respect to timely payment of interest and ultimate payment of principal, by Freddie Mac and backed by a pool of Freddie Mac Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Freddie Mac Security in the related Takeout Commitment, if any.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Ginnie Mae” means the Government National Mortgage Association and its successors in interest.

“Ginnie Mae Guide” means the Ginnie Mae Mortgage-Backed Securities Guide, as such Guide may hereafter from time to time be amended.

“Ginnie Mae Mortgage Loan” means a mortgage loan that is in Agency Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Ginnie Mae Program in the applicable Ginnie Mae Guide.

“Ginnie Mae Program” means the Ginnie Mae Mortgage-Backed Securities Programs, as described in the Ginnie Mae Guide.

“Ginnie Mae Security” means a fully-modified pass-through mortgage-backed certificate guaranteed by Ginnie Mae, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York and backed by a pool of Ginnie Mae Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Ginnie Mae Security in the related Takeout Commitment.

“Governmental Authority” means any nation or government, any state or other political subdivision, agency or instrumentality thereof, or any entity exercising executive, legislative, judicial, tribunal, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller, any of its Subsidiaries or any of their Property.

“HARP Mortgage Loan” means a Fannie Mae Mortgage Loan or a Freddie Mac Mortgage Loan that fully conforms to the Home Affordable Refinance Program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to by Fannie Mae as a “Refi Plus mortgage loan” or “DU Refi Plus mortgage loan”, and by Freddie Mac as a “Relief Refinance Mortgage,” respectively.

“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by Seller with a counterparty reasonably acceptable to Agent, in each case with respect to the Mortgage Loans.

“High Cost Mortgage Loan” means a Mortgage Loan that is (a) subject to, covered by or in violation of the provisions of the Homeownership and Equity Protection Act of 1994, as amended, (b) a “high cost,” “covered,” “threshold”, “abusive,” “predatory” or “high risk” mortgage loan under any federal, state or local law, or any similarly classified loan using different terminology under any law imposing heightened regulation, scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees, or any other state or other regulation providing assignee liability to holders of such mortgage loans, or (c) a “High Cost Loan” or “Covered Loan,” as applicable, as such terms are defined in the current version of the Standard & Poor’s LEVELS® Glossary Revised, Appendix E.

“High LTV Agency Eligible Mortgage Loan” means any Agency Eligible Mortgage Loan that has a loan-to-value ratio or combined loan-to-value ratio between [***] and [***].

“High LTV Agency Eligible Mortgage Loan Sublimit” has the meaning assigned thereto in the Pricing Side Letter.

“High LTV Government Mortgage Loan” means any FHA Mortgage Loan (other than FHA Buyout Loans) or VA Mortgage Loan that has a loan-to-value ratio or combined loan-to-value ratio between [***] and [***].

“High LTV Government Mortgage Loan Sublimit” has the meaning assigned thereto in the Pricing Side Letter.

“HUD” means the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

“Income” means, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale proceeds, securitization proceeds, liquidation proceeds and all other proceeds as defined in Section 9-102(a)(64) of the Uniform Commercial Code and all other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), except for Prepayment Income.

“Indebtedness” means, with respect to any Person as of any date of determination: (a) all obligations created, issued or incurred by such Person for borrowed money; (b) obligations to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations; (f) payment obligations under repurchase agreements, single seller financing facilities, warehouse facilities and other lines of credit; (g) indebtedness of others guaranteed on a recourse or partial recourse basis by such Person; (h) all obligations incurred in connection with the acquisition or carrying of fixed assets; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other material known or contingent liabilities of such Person that are similar in nature to the types of liabilities described in clauses (a) through (i) of this definition.

“Indemnified Party” has the meaning assigned thereto in Section 21(a).

“Instruction Letter” shall mean a letter agreement between Seller and each Subservicer substantially in the form of Exhibit N attached hereto.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“IRS” has the meaning assigned thereto in Section 8(e).

“Jumbo Mortgage Loan” means a first lien mortgage loan which conforms with all requirements of the Seller Underwriting Guidelines with respect to jumbo loans.

“LIBOR” means for each day, the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one month appearing on Bloomberg Screen US 0001M Page or if such rate ceases to appear on Bloomberg Screen US 0001M Page, or any other service providing comparable rate quotations at approximately 11:00 a.m., London time, on the applicable date of determination, or such interpolated rate as determined by the Agent.

“Lien” means any mortgage, deed of trust, lien, claim, pledge, charge, security interest or similar encumbrance.

“Low FICO Mortgage Loan” means any Mortgage Loan where the related Mortgagor’s FICO Score was equal to or greater than [***], but less than [***], on the applicable Origination Date.

“Margin Call” has the meaning assigned thereto in Section 7(b) hereof.

“Margin Deficit” has the meaning assigned thereto in Section 7(b) hereof.

“Market Value” means, with respect to any Transaction and as of any date of determination, (i) the value ascribed to a Purchased Asset or a Mortgage Loan by Agent in its sole good faith discretion, using methodology and parameters customarily used by Agent to value similar assets, as may be marked to market daily, and (ii) zero, with respect to any Mortgage Loan that is not an Eligible Mortgage Loan.

“Master Netting Agreement” means that certain Global Netting and Security Agreement, dated as of May 11, 2015, among Purchasers, Seller and certain Affiliates and Subsidiaries of Barclays and/or Seller, entered into in connection with this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement (to the extent the EPF Execution Date has occurred), as the same shall be amended, supplemented or otherwise modified from time to time.

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, or Property of such Person including the insolvency of such Person or its Parent Company, if applicable, taken as a whole.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to Seller, Servicer or any of their respective Affiliates; (b) a material impairment of the ability of Seller, Servicer or any of their respective Affiliates that is a party to any Program Document to perform under any Program Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against Seller, Servicer or any of their respective Affiliates that is a party to any Program Document; (d) a material adverse effect on the Market Value of the Purchased Assets; or (e) a material adverse effect on the Approvals of Seller.

“Maturity Date” means May 10, 2016.

“Maximum Aggregate Purchase Price” has the meaning assigned thereto in the Pricing Side Letter.

“Maximum Time on Facility” means for (i) all Agency Eligible Mortgage Loans and Special Purpose Loans the maximum number of days such Mortgage Loan may be subject to a Transaction (whether or not continuous) is [***] from the Origination Date, (ii) all Seasoned Mortgage Loans the maximum number of days such Mortgage Loan may be subject to a Transaction is [***] from the related Purchase Date, (iii) all Jumbo Mortgage Loans, the maximum number of days such Mortgage Loan may be subject to a Transaction (whether or not continuous) is [***] from the Origination Date, (iv) Modified Loans the maximum number of days such Mortgage Loan may be subject to a Transaction (whether or not continuous) is [***] from the date on which the modification of such Modified Loan was finalized and trial period concluded, (v) Wet-Ink Mortgage Loans the maximum number of days such Mortgage Loan may be subject to a Transaction (whether or not continuous) is [***] from the Origination Date and (vi) any FHA Buyout Loan the maximum number of days such Mortgage Loan may be subject to a Transaction (whether or not continuous) is [***] from the related Purchase Date.

“Merger Event” means any merger, conversion, combination or consolidation to which the Seller is a party and regarding which the Seller is not the surviving entity thereof, or the sale of all or substantially all of Seller’s Property (other than in connection with an asset-based financing or other secondary market transaction related to the Seller’s assets in the ordinary course of the Seller’s business).

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS Designated Mortgage Loan” means any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage, has been recorded in the name of MERS, as agent for the holder from time to time of the Mortgage Note.

“MERS Identification Number” has the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Modified Loan” means an Eligible Mortgage Loan that (a) is insured by FHA, (b) was purchased out of a Ginnie Mae Security solely as a result of final modifications to such Eligible Mortgage Loan, and (c) is a Ginnie Mae Mortgage Loan.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Mortgage Note for an Adjustable Rate Mortgage Loan.

“Monthly Payment Date” means the twelfth (12th) day of each calendar month beginning with June 2015; provided that if such day is not a Business Day, the next succeeding Business Day.

“Mortgage” means a mortgage, deed of trust, or other security instrument, securing a Mortgage Note.

“Mortgage File” has the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Mortgage Insurance Certificate” means the certificate evidencing a FHA Insurance Contract.

“Mortgage Interest Rate” means, with respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.

“Mortgage Loan” means a Seasoned Mortgage Loan, FHA Buyout Loan, Modified Loan, Ginnie Mae Mortgage Loan, a Fannie Mae Mortgage Loan, a Freddie Mac Mortgage Loan, a FHA Mortgage Loan, a VA Mortgage Loan, a Special Purpose Loan, a HARP Mortgage Loan, or a Jumbo Mortgage Loan, in each case purchased by a Purchaser hereunder.

“Mortgage Loan Guaranty Certificate” shall mean the certificate evidencing a VA Mortgage Loan Guaranty Agreement.

“Mortgage Loan Participation Purchase and Sale Agreement” means, if applicable, that certain Mortgage Loan Participation Purchase and Sale Agreement, between Barclays and Seller, as the same may be amended, modified or supplemented from time to time.

“Mortgage Note” means a promissory note or other evidence of indebtedness of the obligor thereunder, evidencing a Mortgage Loan, and secured by the related Mortgage.

“Mortgaged Property” means the real property or leasehold estate, if applicable (and with respect to any Cooperative Mortgage Loan, the Cooperative Unit) securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” means the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Negative Amortization” means the portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related Mortgage Loan for such month and which, pursuant to the terms of the Mortgage Note, is added to the principal balance of the Mortgage Loan.

“Net Income” shall mean, for any period, the net income of any Person for such period as determined in accordance with GAAP, less fair value adjustments to the mortgage servicing rights of said Person.

“Next-Day Mortgage Loans” shall mean Wet Ink-Mortgage Loans where Seller has requested a Purchase Date on the Business Day following the day that Seller has delivered the Transaction Notice and Mortgage Loan Schedule in accordance with Section 2(b)(iv) of the Custodial Agreement.

“Non-Excluded Taxes” has the meaning assigned thereto in Section 8(a).

“Non-Performing Loan” means any first lien closed loan which is a fixed or floating rate, one to four family residential mortgage loan evidenced by a promissory note and secured by a first lien mortgage which does not meet the criteria for an Agency Eligible Mortgage Loan, Jumbo Mortgage Loan, Modified Loan, Re-performing Loan or FHA Buyout Loan and which is more than ninety (90) days delinquent.

“Non-Usage Fee” has the meaning assigned thereto in the Pricing Side Letter.

“Notice Date” has the meaning assigned thereto in Section 3(b) hereof.

“Obligations” means (a) all amounts due and payable by Seller to Purchasers in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and other obligations and liabilities of Seller to Purchasers arising under, or in connection with, the Program Documents or directly related to the Purchased Assets, whether now existing or hereafter arising; (b) any and all sums paid by Purchasers or on behalf of Purchasers pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by the related Purchaser of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Purchasers pursuant to the Program Documents.

“Onsite Diligence” shall have the meaning set forth in Section 36.

“Origination Date” means (i) with respect to Mortgage Loans (other than Correspondent Loans, or Modified Loans), the date on which a Mortgage Loan was originated by the related Originator, (ii) with respect to Correspondent Loans, the date on which a Correspondent Loan was acquired by Seller, and (iii) with respect to Modified Loans, the date on which such Mortgage Loan became a Modified Loan.

“Originator” means Seller or any other third party originator as mutually agreed upon by Agent and Seller; provided, that the parties set forth on Schedule 1 hereto are hereby excluded as “Originators” as of the Effective Date, which annex may be amended, supplemented or otherwise modified from time to time as mutually agreed upon by Agent and Seller.

“Other Taxes” has the meaning assigned thereto in Section 8(b).

“Parent Company” means with respect to the Seller, LSF6 Service Operations, LLC, and with respect to the Seller’s Subsidiaries, the Seller.

“Permitted Affiliate Transaction” means each of the following, in each case only so long as no Default or Event of Default exists and is continuing, and only to the extent not prohibited by applicable law: (i) the payment of reasonable fees and expenses to Hudson Advisors LLC (“Hudson”) or any of its Affiliates on account of services actually performed by Hudson or its Affiliate for Seller’s benefit, (ii) any financing transaction (a) with any Affiliate that is a direct or indirect parent of Seller, (b) with any Affiliate of a direct or indirect parent of Seller, or (c) with any Subsidiary of Seller that is a special purpose entity created for the purpose of such financing, and (iii) any transaction between Seller and a wholly owned Subsidiary of Seller involving an amount due to or from Seller not to exceed $[***].

“Person” means any legal person, including any individual, corporation, partnership, association, joint stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Prepayment Income” means all amounts received with respect to a Mortgage Loan representing prepayments of any principal amount of such loan.

“Prepayment Income Event” means at any time the amount of Prepayment Income received by Seller or any Subservicer on an individual Mortgage Loan equals or exceeds $[***].

“Price Differential” means, with respect to any Purchased Asset or Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Default Rate) and (B) the Purchase Price for such Purchased Asset or Transaction. Price Differential will be calculated in accordance with Section 3(e) herein for the actual number of days elapsed during such Accrual Period on a 360-day basis.

“Price Differential Determination Date” means, with respect to any Monthly Payment Date, the second (2nd) Business Day preceding such date.

“Pricing Rate” means, as of any date of determination and with respect to an Accrual Period for any Purchased Asset or Transaction, an amount equal to the sum of (i) LIBOR plus (ii) the Applicable Margin.

“Pricing Side Letter” means that certain Pricing Side Letter, dated as of May 11, 2015, between Seller and Purchasers, entered into in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.

“Program Documents” means this Agreement, the Pricing Side Letter, the Custodial and Disbursement Agreement, the Collection Account Control Agreement, any assignment of Hedge Instrument, the Electronic Tracking Agreement, the Master Netting Agreement, any Backup Servicer Agreement, the EPF Program Documents (to the extent EPF Execution Date has occurred) and all other agreements, documents and instruments entered into by Seller on the one hand, and any Purchaser or one of its Affiliates (or Custodian on its behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” means the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

“Purchase Date” means, with respect to each Transaction, the date on which Purchased Assets are sold by Seller to a Purchaser or such Purchaser’s designee hereunder; provided, that a Purchase Date for any FHA Buyout Loan or Modified Loan may occur no more than four (4) times within a calendar month and, without the prior written consent of Agent, shall not occur within the final two (2) Business Days of such calendar month.

“Purchase Price” means the price at which Purchased Assets subject to a Transaction are sold by Seller to a Purchaser or its designee on a Purchase Date (which includes a mutually negotiated premium allocable to the portion of the related Purchased Assets that constitutes the related Servicing Rights), which shall (unless otherwise agreed to by the Seller and the applicable Purchaser) be equal to the lesser of (i) 100% of the unpaid principal balance of such Purchased Assets as of such date of determination and (ii) the product of the applicable Purchase Price Percentage multiplied by the Market Value of such Purchased Assets as of such date of determination.

“Purchase Price Percentage” has the meaning assigned thereto in the Pricing Side Letter.

“Purchased Assets” means all of the following that are sold by Seller to either Purchaser in a Transaction, whether now existing or hereafter acquired: (i) the Eligible Mortgage Loans, (ii) the related Servicing Rights and related Servicing Records, (iii) Seller’s rights under any related Hedge Instruments to the extent related to the Mortgage Loans and to the extent assignable, (iv) such other Property, rights, titles or interest as are specified on the related Transaction Notice, (v) all mortgage guarantees and insurance relating to the individual Mortgage Loans (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guarantees or insurance and all claims and payments related to the Mortgage Loans, including all FHA Insurance Contracts and VA Mortgage Loan Guaranty Agreements (vi) all guarantees or other support for the Mortgage Loans, (vii) all rights to (a) Income and (b) Prepayment Income (following the occurrence of an Event of Default); and the rights to enforce such payments arising from the Mortgage Loans and any other contract rights, payments, rights to payment (including payments of interest or finance charges) with respect thereto, (viii) all Takeout Commitments and Trade Assignments (including the rights to receive the related purchase price related therefor), if assignable and applicable, (ix) the Collection Account and all amounts on deposit therein, (x) all Additional Purchased Mortgage Loans, (xi) all “accounts,” “deposit accounts,” “securities accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “general intangibles,” “instruments,” “investment property,” and “securities accounts,” relating to the foregoing as each of those terms is defined in the Uniform Commercial Code and all cash and cash equivalents and all other products and proceeds relating to or constituting any or all of the foregoing, (xii) any rights and interest in any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, (xiii) any other collateral pledged relating to any or all of the foregoing, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating to the foregoing, and (xiv) any and all replacements, substitutions, distributions on, or proceeds with respect to, any of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Mortgage Loans delivered pursuant to Section 7(b) hereof.

“Purchaser” has the meaning set forth in the preamble hereof.

“Purchaser’s Wire Instructions” has the meaning set forth in the Pricing Side Letter.

“QM Rule” shall mean 12 CFR 1026.43(e), including all applicable official staff commentary.

“Qualified Mortgage” shall mean a Loan that satisfies the criteria for a “qualified mortgage” as set forth in 12 CFR 1026.43(e).

“Refi Mortgage Loan” shall mean a Loan as to which a “refinancing” has occurred, as defined in 12 CFR 1026.20(a).

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include, without limitation, the Mortgage Notes, any Mortgages, the Mortgage Files, the Servicing Files, and any other instruments necessary to document or service an Asset that is a Purchased Asset, including, without limitation, the complete payment and modification history of each Asset that is a Purchased Asset.

“REO Property” means a residential real property including land and improvements, together with all buildings, fixtures and attachments thereto, all insurance proceeds, liquidation proceeds, condemnation proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection therewith.

“Re-performing Mortgage Loan” means any first lien closed loan which is a fixed or floating rate, one to four family residential mortgage loan evidenced by a promissory note and secured by a first lien mortgage which does not meet the criteria for an Agency Eligible Mortgage Loan, Jumbo Mortgage Loan, Modified Loan or FHA Buyout Loan and for which either (i) (a) is not currently a 30+ Day Delinquent Loan; (b) has not been a 30+ Day Delinquent Loan during the immediately preceding six (6) month period; and (c) has not been modified during the immediately preceding six (6) month period or (ii) is a Seasoned Performing Mortgage Loan or Seasoned Performing Modified Mortgage Loan.

“Repurchase Date” means, with respect to any Transaction, the earliest of (i) the Termination Date, (ii) the date set forth in the related Transaction Notice as the scheduled Repurchase Date, (iii) the second Business Day following Seller’s written notice to Purchaser requesting a repurchase of such Transaction or (iv) at the conclusion of the Maximum Time on Facility for each such Transaction, or if such day is not a Business Day, the immediately following Business Day.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from the related Purchaser or its designee to Seller upon termination of a Transaction, which will be determined in each case as the sum of: (i) any portion of the Purchase Price not yet repaid to such Purchaser, (ii) the Price Differential accrued and unpaid thereon, and (iii) any accrued and unpaid fees or expenses or indemnity amounts and any other outstanding amounts owing under the Program Documents from Seller to such Purchaser.

“Request for Release of Documents” means the Request for Release of Documents set forth as Annex 3 or 5 to the Custodial and Disbursement Agreement, as applicable.

“Requirement of Law” means as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means, as to any Person, the chief executive officer, the chief financial officer, the chief investment officer, the chief administrative officer, the secretary, any managing director, director, associate, principal, vice president, assistant vice president, assistant secretary, any operations personnel or any other officer or, as applicable, customarily performing functions similar to those performed by any of the above designated individuals.

“Restricted Mortgage Loan” means (i) a “Growing Equity Loan,” “Manufactured Home Loan,” “Graduated Payment Loan,” “Buydown Loan” (other than an Agency Buydown Loan),” “Manufactured Housing Loan” (other than an Approved Manufactured Home Loan”) “Project Loan,” “Construction Loan” or “HECM Loan,” each as defined in the applicable Agency Guide, (ii) a 30+ Day Delinquent Mortgage Loan, (iii) a Mortgage Loan for which the related Escrow Payments have not been made by the next succeeding Due Date, or (iv) a High Cost Mortgage Loan.

“Same-Day Wet-Ink Mortgage Loans” shall mean Wet Ink-Mortgage Loans where Seller has requested a Purchase Date on the same day on which Seller has delivered the Transaction Notice and Mortgage Loan Schedule in accordance with Section 2(b)(iv) of the Custodial Agreement.

“Seasoned Mortgage Loan” means any Re-Performing Mortgage Loan or Non-Performing Mortgage Loan, which does not meet the criteria set forth in the definition of Maximum Time on Facility for any other Mortgage Loan other than clause (ii).

“Seasoned Performing Mortgage Loan” means any first lien closed loan which is a fixed or floating rate, one to four family residential mortgage loan evidenced by a promissory note and secured by a first lien mortgage which does not meet the criteria for an Agency Eligible Mortgage Loan, Jumbo Mortgage Loan, Modified Loan, or FHA Buyout Loan and which has never been (i) a 30+ Day Delinquent Loan or (ii) modified.

“Seasoned Performing Modified Mortgage Loan” means any Seasoned Performing Mortgage Loan which has been modified since its origination.

“SEC” has the meaning ascribed thereto in Section 35.

“Section 404 Notice” means the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a Mortgage Loan to the related Mortgagor within thirty (30) days after the date on which such Mortgage Loan is sold or assigned to such creditor.

“Security” means a Ginnie Mae Security, a Fannie Mae Security or a Freddie Mac Security, as applicable.

“Seller” has the meaning set forth in the preamble hereof.

“Seller Mortgage Loan Schedule” means the list of Purchased Assets proposed to be purchased by a Purchaser, in the form of Exhibit H hereto, that will be delivered in an excel spreadsheet format by Seller to the applicable Purchaser and Custodian together with each Transaction Notice and attached by the Custodian to the related Certification.

“Seller Underwriting Guidelines” means, collectively, the underwriting guidelines of the Seller with respect to the Mortgage Loans, which, other than with respect to any balance limitations applicable to Jumbo Mortgage Loans, comply with all current requirements of the Agencies, FHA and VA, as applicable, in effect as of the date of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Servicer” means Seller or any other servicer approved by Agent in its sole discretion.

“Servicing File” means with respect to each Mortgage Loan, the file retained by Seller or its designee consisting of all documents that a prudent originator and servicer would include (including copies of the Mortgage File), all documents necessary to document and service the Mortgage Loans and any and all documents required to be delivered in connection with any transfer of servicing pursuant to the Program Documents.

“Servicing Records” means with respect to a Mortgage Loan, the related servicing records, including but not limited to any and all servicing agreements, files, documents, records, databases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Loan.

“Servicing Rights” means contractual, possessory or other rights of Seller or any other Person to administer or service a Mortgage Loan or to possess the Servicing File.

“Servicing Term” has the meaning assigned thereto in Section 16(d).

“Settlement Agent” means, with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Agent, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated.

“Settlement Date” means the date specified in a Takeout Commitment upon which the related Security is scheduled to be delivered to the specified Takeout Investor on a “delivery versus payment” basis.

“Special Purpose Loan” shall mean any Approved Manufactured Home Loan or Agency Buydown Loan.

“Structuring Fee” has the meaning assigned thereto in the Pricing Side Letter.

“Subservicer” means any subservicer engaged by Seller in its capacity as Servicer to perform the actual servicing of Mortgage Loans in compliance with Section 16(a)(ii).

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Sutton” has the meaning set forth in the preamble.

“Takeout Commitment” means a fully executed trade confirmation from the related Takeout Investor to Seller confirming the details of a forward trade between the Takeout Investor and Seller with respect to one or more Purchased Assets, which trade confirmation shall be enforceable and in full force and effect, and shall be validly and effectively assigned to Barclays pursuant to a Trade Assignment.

“Takeout Investor” means either (i) Barclays Capital, Inc., or any successor thereto, or (ii) any other Person approved by Agent in its reasonable discretion and further provided that Agent hereby approves the Takeout Investors set forth on Exhibit J hereto as of the Effective Date and as modified by the agreement of Seller and Agent from time to time.

“Tangible Net Worth” means for any Person as of any date of determination, an amount equal to (i) such Person’s shareholder equity calculated in accordance with GAAP, minus (ii) the intangible assets of such Person.

“Taxes” has the meaning assigned thereto in Section 8(a).

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the termination of the Mortgage Loan Participation Purchase and Sale Agreement (to the extent the EPF Execution Date has occurred), (iii) the date determined by application of Section 18, as applicable and (iv) with respect to the Uncommitted Amount, the fifteenth (15th) Business Day after the Purchaser delivers a notice of termination to the Seller, provided that if such day is not a Business Day, the immediately preceding Business Day.

“Trade Assignment” means a letter substantially in the form of Exhibit F.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Fee” has the meaning assigned thereto in the Pricing Side Letter.

“Transaction Notice” means a written request of Seller to enter into a Transaction in a form attached as Exhibit C hereto or such other form as shall be mutually agreed upon among Seller and a Purchaser or Purchasers, which is delivered to the related Purchaser in accordance with Section 3(c) herein.

“Uncommitted Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Unrestricted Cash” means, as of any date of determination, the sum of (i) Seller’s unrestricted cash and (ii) Seller’s unrestricted Cash Equivalents that are not, in either case, subject to a Lien in favor of any Person or that are not required to be reserved by Seller in a restricted escrow arrangement or other similarly restricted arrangement pursuant to a contractual agreement or requirement of law; provided that for purposes of this definition, a “Lien” shall not include any liens created pursuant to any account control agreement or similar agreement in which the related lienholder, secured party or Person other than Seller, has not yet exercised its “control” (as such term is defined in the Uniform Commercial Code) over the cash or Cash Equivalents contained in the related account, nor shall it include any statutory offset rights of an applicable depository institution.

“Utilization Threshold” has the meaning assigned thereto in the Pricing Side Letter.

“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Mortgage Loan” means a Loan which is the subject of a VA Mortgage Loan Guaranty Agreement as evidenced by a Mortgage Loan Guaranty Certificate.

“VA Mortgage Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“VA Regulations” means the regulations promulgated by the Veterans Administration pursuant to the Serviceman’s Readjustment Act, as amended, codified in 36 Code of Federal Regulations, and other VA issuances relating to VA Mortgage Loans, including related handbooks, circulars and notices.

“Verification Agent” means an entity appointed by the Agent to perform specific services, including but not limited to on-going due diligence, with respect to the Eligible Mortgage Loans, or its successors and assigns.

“Verification Agent Letter” means the agreement pursuant to which the Verification Agent performs services with respect to the Eligible Mortgage Loans.

“Warehouse Lender” means any lender providing financing to Seller for the purpose of warehousing, originating or purchasing a Mortgage Loan, which lender has a security interest in such Mortgage Loan to be purchased by a Purchaser.

“Warehouse Lender’s Release” means an executed letter from a Warehouse Lender to a Purchaser, unconditionally releasing all of Warehouse Lender’s right, title and interest in certain Mortgage Loans identified therein upon payment to the Warehouse Lender.

“Wet-Ink Mortgage Loan” means a Mortgage Loan that Seller is selling to Barclays simultaneously with the origination thereof that is funded in part, either directly or indirectly, with the Purchase Price paid by Barclays hereunder and prior to receipt by Barclays or the Custodian of the original Mortgage Note.

“Wet-Ink Mortgage Loan Document Receipt Date” means for any Wet-Ink Mortgage Loan, the date that the Custodian executes an original trust receipt without exceptions.

“Wet-Ink Mortgage Loan Step Down Date” has the meaning assigned thereto in the Pricing Side Letter.

“Wet-Ink Mortgage Loan Sublimit” has the meaning assigned thereto in the Pricing Side Letter.

(b) Interpretation.

Headings are for convenience only and do not affect interpretation. The following rules of this subsection (b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes any modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default occurring under any Program Document exists until it has been waived in writing by Agent or has been timely cured. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Seller.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by a Purchaser or an authorized officer of such Purchaser as required by this Agreement is conclusive in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Seller is required to provide any document to a Purchaser under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless such Purchaser requests otherwise.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Purchasers and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Purchasers may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations in their absolute sole discretion. Except as specifically required herein, any requirement of good faith, discretion or judgment by Purchasers or Agent shall not be construed to require Purchasers to request or await receipt of information or documentation not immediately available from or with respect to Seller, any other Person or the Purchased Assets themselves.

3.	THE TRANSACTIONS

(a) It is acknowledged and agreed that, notwithstanding any other provision of this Agreement to the contrary, the facility provided under this Agreement is (i) a committed facility with respect to the Committed Amount and (ii) an uncommitted facility with respect to the Uncommitted Amount, Purchasers shall have no obligation to enter into any Transactions hereunder with respect to the Uncommitted Amount. All purchases of Mortgage Loans hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount.

(b) Subject to the terms and conditions of the Program Documents, Purchasers may enter into Transactions provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of the (a) Maximum Aggregate Purchase Price and (b) the Asset Base.

(c) Seller shall request that Purchaser enter into a Transaction with respect to any Eligible Loan by delivering to the indicated required parties (each, a “Required Recipient”) the required delivery items (each, a “Required Delivery Item”) set forth in the table below by the corresponding required delivery time (the “Required Delivery Time”), and such Transaction shall occur no later than the corresponding required purchase time (the “Required Purchase Time”):

Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
Eligible Mortgage Loans (other than Wet-Ink Mortgage Loans, FHA Buyout Loans and Modified Loans)	(i) a Transaction Notice and (ii) Seller Mortgage Loan Schedule	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser and Custodian	No later than 3:00 p.m. (New York City time) on the requested Purchase Date
	For Correspondent Loans, the correspondent seller release, duly executed and delivered by each applicable correspondent seller	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Custodian

Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
	For all Eligible Mortgage Loans (other than Wet-Ink Mortgage Loans): the complete Mortgage Files to Custodian for each Mortgage Loan subject to such Transaction	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Custodian
Next-Day Wet- Ink Mortgage Loans	(i) a Transaction Notice and (ii) Seller Mortgage Loan Schedule	No later than 4:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser (Barclays), Custodian and Disbursement Agent	No later than two (2) hours after receipt of the Required Delivery Items within the Required Delivery Time on the requested Purchase Date
Same-Day Wet- Ink Mortgage Loans	(i) a Transaction Notice and (ii) Seller Mortgage Loan Schedule	No later than 4:00 p.m. (New York City time) on the requested Purchase Date	Purchaser (Barclays), Custodian and Disbursement Agent
FHA Buyout Loans and Modified Loans	(i) a Transaction Notice and (ii) Seller Mortgage Loan Schedule	No later than 5:00 p.m. (New York City time) on the second Business Day prior to the requested Purchase Date	Sutton (FHA Loans), Barclays (Modified Loans) and Custodian	No later than 3:00 p.m. (New York City time) on the requested Purchase Date

(d) With respect to each Wet-Ink Mortgage Loan, immediately following the Purchase Date, Seller shall deliver to the Custodian the remaining documents in the Mortgage File. Upon the Wet-Ink Mortgage Loan Document Receipt Date, the related Wet-Ink Mortgage Loan shall become an Agency Eligible Mortgage Loan or a Jumbo Mortgage Loan, as applicable.

(e) Upon Seller’s request to enter into a Transaction pursuant to Section 3(c) and assuming all conditions precedent set forth in this Section 3 and in Sections 10(a) and (b) have been met, and provided no Default or Event of Default shall have occurred, on the requested Purchase Date Barclays shall, in the case of a Transaction with respect to the Committed Amount and Barclays may, in its sole discretion, in the case of a Transaction with respect to the Uncommitted Amount purchase the Eligible Mortgage Loans that are not FHA Buyout Loans and Sutton shall, in the case of a Transaction with respect to the Committed Amount and Sutton may, in its sole discretion, in the case of a Transaction with respect to the Uncommitted Amount purchase the Eligible Mortgage Loans that are FHA Buyout Loans, each included in the related Transaction Notice, by transferring the Purchase Price (net of any related Structuring Fee, Transaction Fees or any other fees and expense then due and payable by Seller to Purchaser pursuant to the Agreement) no later the Required Purchase Time set forth in Section 3(c) above on such Purchase Date in accordance with the following wire instructions or as otherwise provided:

Receiving Bank: JPMorgan Chase Bank, N.A. Houston Texas

ABA#: [***]

Account Name: Caliber Home Loans, Inc. Operating Account

Account Number: [***]

Seller acknowledges and agrees that the Purchase Price includes a mutually negotiated premium allocable to the portion of the Purchased Assets that constitutes the related Servicing Rights.

(f) On the related Price Differential Determination Date, Agent shall calculate the Price Differential for each outstanding Transaction payable on the Monthly Payment Date utilizing the Pricing Rate. Not less than two (2) Business Days prior to each Monthly Payment Date, Agent shall provide Seller with an invoice for the amount of the Price Differential due and payable with respect to all outstanding Transactions, setting forth the calculations thereof in reasonable detail and all accrued fees and expenses then due and owing to the related Purchaser. On the earliest of (1) the Monthly Payment Date or (2) the Termination Date, Seller shall pay to the Agent the Price Differential then due and payable for (x) all outstanding Transactions and (y) Purchased Assets for which the related Purchaser has received the related Repurchase Price (other than Price Differential) pursuant to Section 3(g).

(g) With respect to a Transaction, upon the earliest of (1) the Repurchase Date and (2) the Termination Date, Seller shall pay to the Agent the related Repurchase Price (other than the related accrued Price Differential) together with any other Obligations then due and payable, and shall repurchase all Purchased Assets then subject to such Transaction. The Repurchase Price shall be transferred by Agent to the related Purchaser.

(h) If any Change in Law regarding capital requirements has the effect of reducing the rate of return on either Purchaser’s capital or on the capital of any Affiliate of either Purchaser under this Agreement as a consequence of such Change in Law, then from time to time Seller will compensate the related Purchaser or the related Purchaser’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law similar to those imposed by the related Purchaser. The related Purchaser shall provide Seller with notice as to any such Change in Law. Further, if due to the introduction of, any change in, or the compliance by either Purchaser with (i) any eurocurrency reserve requirement, or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority whether or not having the force of law, there shall be an increase in the cost to either Purchaser or any Affiliate of either Purchaser in engaging in the present or any future Transactions, then Seller shall, from time to time and upon demand by the related Purchaser, compensate the related Purchaser or the related Purchaser’s Affiliate for such increased costs, and such amounts shall be deemed a part of the Obligations hereunder. The related Purchaser shall provide Seller with notice as to any such Change in Law or change in compliance promptly following such Purchaser’s receipt of actual knowledge thereof.

(i) [reserved]

(j) Seller shall pay to Agent on behalf of Purchasers the Non-Usage Fee in accordance with the terms of the Pricing Side Letter. All payments shall be made to Purchasers in Dollars, in immediately available funds, without deduction, setoff or counterclaim. A Purchaser may, in its sole discretion, net such due and payable Non-Usage Fee from the proceeds of any Purchase Price paid to Seller. Each payment of the Non-Usage Fee is and shall be deemed to be fully earned and non-refundable when paid.

4.	CONFIRMATION

In the event that parties hereto desire to enter into a Transaction on terms other than as set forth in this Agreement, the parties shall execute a confirmation prior to entering into such Transaction, which confirmation shall be in a form that is mutually acceptable to the related Purchaser and Seller and shall specify such terms, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date (a “Confirmation”). Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between the applicable Purchaser and Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

5.	TAKEOUT COMMITMENTS

Seller hereby assigns to the Agent, on behalf of each Purchaser, free of any security interest, lien, claim or encumbrance of any kind, Seller’s rights under each Takeout Commitment to deliver the Purchased Assets specified therein to the related Takeout Investor and to receive the purchase price therefor from such Takeout Investor. Seller shall deliver to the Agent a duly executed and enforceable Trade Assignment on the date such Trade Assignment is executed by the related Takeout Investor. Subject to the Purchasers’ rights hereunder, the Agent agrees that it will, on behalf of the related Purchaser, satisfy the obligation under the Takeout Commitment to deliver the related Purchased Assets to the Takeout Investor on the date specified therein. Seller understands that, as a result of this Section 5 and each Trade Assignment, that the Agent, on behalf of the related Purchaser, will succeed to the rights and obligations of Seller with respect to each Takeout Commitment subject to a Trade Assignment, and that in satisfying each such Takeout Commitment, the Agent, on behalf of the related Purchaser, will stand in the shoes of Seller and, consequently, will be acting as a non-dealer in exercising its rights and fulfilling its obligations assigned pursuant to this Section 5 and each Trade Assignment. Each Trade Assignment delivered by Seller to the Agent shall be delivered by Seller in a timely manner sufficient to enable the Agent, on behalf of the related Purchaser, to facilitate the settlement of the related trade on the trade date.

6.	PAYMENT AND TRANSFER

(a) Unless otherwise agreed by Seller and Purchasers, all transfers of funds hereunder shall be in Dollars in immediately available funds. Seller shall remit (or, if applicable, shall cause to be remitted) directly to the Agent on behalf of the related Purchaser all payments required to be made by it to such Purchaser hereunder or under any other Program Document in accordance with wire instructions provided by the Agent. Any payments received by Agent after 5:00 p.m. (New York City time) shall be applied on the next succeeding Business Day.

(b) The Settlement Agent will aggregate and disburse funds directly to the loan closing with respect to Wet-Ink Mortgage Loans that are subject to a Transaction hereunder.

7.	MARGIN MAINTENANCE

(a) Agent shall determine the Market Value of the Purchased Assets on a daily basis.

(b) If, as of any date of determination, the lesser of (i) [***] of the unpaid principal balance as of such date of all Purchased Assets then subject to all Transactions and (ii) the aggregate Market Value of all Purchased Assets then subject to all Transactions, taking into account the cash then on deposit in the Collection Account, multiplied by the applicable Purchase Price Percentage is more than $[***] less than the Repurchase Price (less the related Price Differential) for all such Transactions (a “Margin Deficit”), then Agent may, by notice to the Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to Agent on behalf of the related Purchaser or its designee cash or, at the related Purchaser’s option (and provided Seller has additional Eligible Mortgage

Loans), additional Eligible Mortgage Loans to the related Purchaser (“Additional Purchased Mortgage Loans”) to cure the Margin Deficit. If the Agent delivers a Margin Call to the Seller on or prior to [***] (New York City time) on any Business Day, then the Seller shall transfer cash or Additional Purchased Mortgage Loans to Agent on behalf of the related Purchaser or its designee no later than [***] (New York City time) on the same Business Day. In the event the Agent delivers a Margin Call to Seller after [***] (New York City time) on any Business Day, Seller shall be required to transfer cash or Additional Purchased Mortgage Loans no later than [***] (New York City time) on the next succeeding Business Day.

(c) Any cash transferred to Agent for the benefit of the related Purchaser or its designee pursuant to Section 16(g)(ii) herein shall reduce the Repurchase Price of the related Transactions.

(d) The failure of Purchasers, on any one or more occasions, to exercise their rights hereunder, shall not change or alter the terms and conditions of this Agreement or limit the right of the Purchasers to do so at a later date. Seller and Purchasers each agree that a failure or delay by a Purchaser to exercise its rights hereunder shall not limit or waive the related Purchaser’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(e) For the avoidance of doubt, it is hereby understood and agreed that Seller shall be responsible for satisfying any Margin Deficit existing as a result of any cram down of the unpaid principal balance of any Purchased Asset pursuant to any action by any bankruptcy court.

8.	TAXES; TAX TREATMENT

(a) All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority therewith or thereon (collectively, “Taxes”), unless required by law. If Seller is required by law to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (i) make such deduction or withholding, (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due, (iii) deliver to the related Purchaser, promptly, a copy of the original tax receipts, a copy of the return reporting such payment or other evidence reasonably satisfactory to the related Purchaser of the payment when due of the full amount of such Taxes and (iv) if such Taxes are Non-Excluded Taxes, pay to the related Purchaser such additional amounts as may be necessary so that the related Purchaser receives a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made in respect of such Non-Excluded Taxes. For purposes of this Agreement “Non-Excluded Taxes” are any Taxes imposed with respect to the related Purchaser (including any assignee, successor or participant thereof) other than (i) Taxes that are imposed on or measured by its overall net income, franchise Taxes or branch profits Taxes (x) imposed by the jurisdiction under the laws of which the related Purchaser is organized, does business or maintains its applicable lending office (or any political subdivision thereof) or (y) imposed as a result of a present or former connection between the related Purchaser and the jurisdiction imposing such Taxes (unless such Taxes are imposed solely as a result of the related Purchaser having executed, delivered become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction contemplated by or enforced, any Program Document or sold or assigned an interest herein, in which case such Taxes will be treated as Non-Excluded Taxes), (ii) withholding Taxes imposed by the United States on amounts payable to the related Purchaser with respect to an applicable interest herein pursuant to a law in effect on the date on which such Purchaser acquires such interest except to the extent that, in the case of an assignee, successor or participant, amounts with respect to such Taxes were payable to the transferor of such interest pursuant to this subsection (a) or subsection (c) of this Section 8 immediately before such assignee, successor or participant became a party hereto and (iii) Taxes imposed under Sections 1471-1474 of the Code as in effect on the date hereof or any similar amendments or successor versions that are not materially more onerous to comply with, and any Treasury Regulations promulgated thereunder or official interpretations thereof (“FATCA”).

(b) In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c) Seller agrees to indemnify Purchasers for the full amount of Non-Excluded Taxes (including additional amounts with respect thereto) and Other Taxes, and any liability (including penalties, interest and expenses arising thereon or with respect thereto) arising therefrom or with respect thereto, provided that the related Purchaser shall have provided Seller with written evidence, reasonably satisfactory to Seller, of payment of Non-Excluded Taxes or Other Taxes, as the case may be; provided that if the related Purchaser fails to provide Seller with such written evidence within 120 days following the related Purchaser’s receipt of actual written notice of the imposition of such Non-Excluded Taxes or Other Taxes, there will be no obligation for such Seller to pay penalties, interest and expenses arising thereon or with respect thereto.

(d) Agent and any Purchaser shall, on or prior to the date upon which each such Person becomes Agent or a Purchaser hereunder, deliver or cause to be delivered to Seller and Agent, whichever of the following is applicable:

(i) properly completed and duly executed originals of either (x) the United States Internal Revenue Service (“IRS”) Form W-9 or successor form, (y) the IRS Form W-8ECI or successor form or (z) the IRS Form W-8BEN certifying that such Person is entitled to benefits under an income tax treaty to which the United States is a party which eliminates withholding tax on payments to it or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or successor form, as applicable, in each case together with all required attachments, certifications, documentation and other information required to establish a complete exemption from United States federal backup withholding and withholding tax for payments by Seller to Purchasers; or

(ii) in the case that neither Purchaser is legally entitled to deliver any of the forms listed in Section 8(d)(i) above, (x) a certificate to the effect that neither Purchaser is (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (a “Tax Compliance Certificate”) and (y) properly completed and duly executed originals of IRS Form W-8BEN or applicable successor form, in each case together with all required attachments, certifications, documentation and other information required to establish a complete exemption from United States federal backup withholding and withholding tax for payments by Seller to the related Purchaser;

(iii) to the extent that a Purchaser is not the beneficial owner, properly completed and duly executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a Tax Compliance Certificate and/or such other certification documents from each beneficial owner, as applicable.

In addition, the Agent shall be a “qualified intermediary” (as defined in United States Treasury regulation section 1.1441-1(e)(5)) and provide the Seller with an original properly completed and duly executed IRS Form W-8IMY with “qualified intermediary” checked in Part I and Part II properly completed to provide that the Agent is a “qualified intermediary” for Purchasers with respect to payments under this Agreement and the other Program Documents (with all appropriate attachments) for any amount received on behalf of a Purchaser which eliminates withholding tax on payments to it on or prior to the date it becomes an Agent. Agent and each Purchaser will resubmit the appropriate form eliminating withholding tax on payments to it on the earliest of (A) the third anniversary of the prior submission, or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Person as defined in United States Treasury regulations section 1.1441-1(e)(4)(ii)(D). If the forms referred to above in this Section 8(d) that are provided indicate a United States withholding tax rate in excess of zero, withholding tax at such rate shall not qualify as Non-Excluded Taxes unless and until the appropriate form certifying that a lesser rate applies is provided to Seller and Agent. For any period with respect to which the Agent or a Purchaser has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 8(d) (unless such failure is due to a Change in Law, occurring subsequent to the date on which a form originally was required to be provided) such Person shall not be entitled to additional amounts under Section 8(a) or indemnification under Section 8(c) with respect to Taxes imposed by the United States; provided, however that should a Purchaser, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Purchaser shall reasonably request to assist such Purchaser to recover such Taxes; provided further that such steps are not materially disadvantageous to Seller.

(e) In addition to the applicable forms described in Section 8(d) above, each Purchaser shall provide, at the time or times prescribed by law, the documentation required by FATCA as may be necessary for Seller to comply with their obligations under FATCA and to determine that the related Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this Section 8(e), “FATCA” shall include any amendments made to FATCA after the date hereof.

(f) In the event that a Purchaser receives a refund in respect of Non-Excluded Taxes or Other Taxes as to which it has been paid additional amounts under Section 8(a) or indemnified for under Section 8(c) and the applicable Purchaser determines in its sole good faith judgment that such refund is attributable to such additional amounts or indemnification, then such Purchaser shall promptly notify Seller and shall within 120 days remit to Seller an amount as such Purchaser determines to be the proportion of the refunded amount as will leave it, after such remittance, in no better or worse position than it would have been if the Non-Excluded Taxes or Other Taxes had not been imposed and the corresponding additional amounts or indemnification payment not been made. This paragraph should not be construed to require a Purchaser to make available its Tax returns or to disclose information regarding its Tax affairs or computations to Seller in connection with this Section 8.

(g) Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 8 shall survive the termination of this Agreement. Nothing contained in this Section 8 shall require a Purchaser to make available any of their tax returns or other information that it deems to be confidential or proprietary.

(h) Each party to this Agreement acknowledges that it is its intent solely for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

9.	SECURITY INTEREST; PURCHASERS’ APPOINTMENT AS ATTORNEY-IN-FACT

(a) Seller and Purchasers intend that (other than for tax and accounting purposes) the Transactions hereunder be sales to Purchasers of the Purchased Assets and not loans from Purchasers to Seller secured by the Purchased Assets. However, in order to preserve the rights of each Purchaser under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants to Agent on behalf of each Purchaser a first priority security interest in the related Purchased Assets sold to such Purchaser pursuant to any Transaction. Seller acknowledges and agrees that its rights with respect to the Purchased Assets are and shall continue to be at all times junior and subordinate to the rights of the Agent on behalf of the related Purchaser hereunder.

(b) Seller hereby irrevocably constitutes and appoints Purchasers and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Purchasers’ discretion, to file such financing statement or statements relating to the Purchased Assets as Purchasers at their option may deem appropriate, and if an Event of Default shall have occurred, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Purchasers the power and right, on behalf of Seller, without assent by, but with notice to, Seller, to do the following if an Event of Default shall have occurred and Purchasers have elected to exercise their remedies pursuant to Section 18 hereof:

(i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Assets and to file any claim or to take any other action or initiate and maintain any appropriate proceeding in any appropriate court of law or equity or otherwise deemed appropriate by Purchasers for the purpose of collecting any and all such moneys due with respect to any Purchased Assets whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Assets;

(iii) (A) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Purchasers or as Purchasers shall direct, (B) in the name of Seller, or in its own name, or otherwise as appropriate, to directly send or cause the applicable servicer to send “hello” letters, “goodbye” letters in the form of Exhibit D, and Section 404 Notices; (C) to ask or demand for, collect, receive payment of and receipt for any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (D) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (E) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (F) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Assets; (G) to settle, compromise or adjust any suit, action or proceeding described in clause (F) above and, in connection therewith, to give such discharges or releases as Purchasers may deem appropriate; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though Purchasers were the absolute owner thereof for all purposes, and to do, at Purchasers’ option and Seller’s expense, at any time, and from time to time, all acts and things which Purchasers deem necessary to protect, preserve or realize upon the Purchased Assets and Purchasers’ Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Purchasers, from time to time if an Event of Default shall have occurred, to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets in connection with any sale provided for in Section 18 hereof.

The powers conferred on Purchasers hereunder are solely to protect Purchasers’ respective interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers. Purchasers shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither Purchasers nor any of their officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

10.	CONDITIONS PRECEDENT

(a) As conditions precedent to the initial Transaction, Purchasers shall have received on or before the related Purchase Date each of the following, in form and substance satisfactory to Purchasers and duly executed by each party thereto (as applicable):

(i) Each of the Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii) Certificates of an officer of Seller attaching certified copies of Seller’s articles of incorporation, bylaws, and resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iii) Certified copies of good standing certificates from the jurisdictions of organization of Seller, dated as of no earlier than the date which is ten (10) Business Days prior to the Effective Date;

(iv) An incumbency certificate of the secretary of Seller certifying the names, true signatures and titles of Seller’s representatives who are duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(v) Opinion of Seller’s counsel substantially in the form attached hereto as Exhibit O;

(vi) Seller shall have paid to the applicable Purchaser and such Purchaser shall have received all properly invoiced accrued and unpaid fees and expenses owed to such Purchaser in accordance with the Program Documents, including without limitation, the Structuring Fee, Non-Usage Fee (to the extent applicable) and any Transaction Fees then due and owing pursuant to Section 2 of the Pricing Side Letter, and any fees due and owing to the Verification Agent, in each case, in immediately available funds, and without deduction, set-off or counterclaim;

(vii) Upon Purchaser’s reasonable request, Purchaser shall have received evidence in form and substance satisfactory to Purchaser showing compliance by Seller as of such initial Purchase Date with Section 14(q) of this Agreement;

(viii) Purchasers and/or Agent shall have completed the due diligence review pursuant to Section 36, and such review shall be satisfactory to Purchasers and Agent in their reasonable discretion;

(ix) Evidence that all other actions necessary to perfect and protect the applicable Purchaser’s interest in the Purchased Assets have been taken, including, without limitation, the establishment of the Collection Account, and duly executed and filed Uniform Commercial Code financing statements acceptable to Purchasers and covering the Purchased Assets on Form UCC-1;

(x) Seller shall have provided evidence, satisfactory to Purchasers and Agent, that Seller’s Approvals are in good standing (from and after the date on which Seller first obtained or obtains such Approvals); and

(xi) Any other documents reasonably requested by Purchasers or Agent.

(b) As conditions precedent to each Transaction (including the initial Transaction), each of the following conditions shall have been satisfied:

(i) The applicable Purchaser or its designee shall have received on or before the Purchase Date with respect to Eligible Mortgage Loans that are to be the subject of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to such Purchaser and (if applicable) duly executed:

(A)

Seller shall have paid to Purchasers and Purchasers shall have received all accrued and unpaid fees and expenses owed to Purchasers in accordance with the Program Documents in immediately available funds, and without deduction, set-off or counterclaim;

(B)	The Transaction Notice and Seller Mortgage Loan Schedule with respect to such Purchased Assets, delivered pursuant to Section 3(c);

(C)

Such certificates, customary opinions of counsel or other documents as Agent may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Agent in its commercially reasonable judgment;

(D)

Agent, on behalf of Purchasers, shall have received the Structuring Fee and the Transaction Fees in respect of such Transaction then due and owing pursuant to Section 2 of the Pricing Side Letter, in immediately available funds, and without deduction, set-off or counterclaim;

(E)	With respect to Mortgage Loans that are not Wet-Ink Mortgage Loans, an original trust receipt executed by the Custodian without exceptions;

(F)	Such other certifications of Custodian as are required under Sections 2 and 3 of the Custodial and Disbursement Agreement;

(G)

If any Mortgage Loan that is proposed to be sold will be subserviced by a Subservicer approved by Purchaser pursuant to Section 16(a)(ii), Agent shall have received an Instruction Letter in the form attached hereto as Exhibit N executed by Seller and such Subservicer, together with a completed Schedule 1 attached thereto and the related servicing agreement, or, if an Instruction Letter executed by such Subservicer shall have been delivered to Agent in connection with a prior Transaction, Seller shall instead deliver to such Subservicer and Agent an updated Schedule 1;

(H)

With respect to any table-funded Wet-Ink Mortgage Loan that is the subject of such Transaction, (i) a copy of the Escrow Instruction Letter signed by the Settlement Agent and (ii) a copy of the Closing Protection Letter from each title company in form and substance acceptable to Barclays in its reasonable discretion;

(I)

a duly executed Warehouse Lender’s Release from any Warehouse Lender (including any party that has a precautionary security interest in a Mortgage Loan) having a security interest in any Mortgage Loans, addressed to the applicable Purchaser, releasing any and all of its right, title and interest in, to and under such Mortgage Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and, to the extent applicable, has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Mortgage Loan, and each such Warehouse Lender’s Release and Uniform Commercial Code termination statement has been delivered to Barclays prior to such Transaction and to the Custodian as part of the Mortgage File; and

(J)

With respect to any FHA Buyout Loan, (i) a Foreclosure and Workout Report, (ii) the certificate number for the mortgage insurance contract for such FHA Buyout Loan, and (iii) evidence that Seller has reported a change in the holding lender (to reflect Sutton) by completion of Servicer / Holder Transfer (HUD Form 92080).

(ii) No Default or Event of Default shall have occurred and be continuing under the Program Documents;

(iii) Purchasers shall not have reasonably determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any requirement of law applicable to a Purchaser has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchasers to enter into Transactions with the applicable Pricing Rate;

(iv) All representations and warranties in Section 13 hereof shall be true and correct on the date of such Transaction and Seller is in compliance with the terms and conditions of the Program Documents, other than as may be expressly waived by the Purchasers;

(v) The then Aggregate MRA Purchase Price when added to the Purchase Price for the requested Transaction, shall not exceed the lesser of (a) Maximum Aggregate Purchase Price and (b) the Asset Base;

(vi) [Reserved];

(vii) Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 10 that were not satisfied prior to such initial Purchase Date;

(viii) Purchasers shall have determined that all actions necessary to maintain the perfected security interest of Agent on behalf of each Purchaser in the related Purchased Assets have been taken;

(ix) [Reserved];

(x) Purchasers and/or Agent shall have completed the due diligence review pursuant to Section 36 with respect to such Transaction, and such review shall be satisfactory to Purchasers and Agent in their reasonable discretion; and

(xi) There is no Margin Deficit at the time immediately prior to entering into a new Transaction (other than a Margin Deficit that will be cured contemporaneous with such Transaction in accordance with the provisions of Section 7 hereof).

(xii) None of the following shall have occurred and/or be continuing:

(A)

an event or events shall have occurred in the reasonable determination of Purchaser resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Purchaser not being able to finance Eligible Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B)

an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Purchaser not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(C)

there shall have occurred a material adverse change in the financial condition of Purchaser which affects (or can reasonably be expected to affect) materially and adversely the ability of Purchaser to fund its obligations under this Agreement; and

(xiii) There shall not have occurred a failure of Servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices.

(xiv) With respect to any purchase of Wet-Ink Mortgage Loans, Seller shall have established the Disbursement Account with the Disbursement Agent, acceptable to Purchaser.

11.	RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Asset pursuant to Section 3(g) hereof, unless a Margin Deficit or an Event of Default shall have occurred and is continuing: (a) the Agent, on behalf of the related Purchaser, shall be deemed to have terminated any security interest that the Agent, on behalf of the related Purchaser, or Purchaser may have in such Purchased Asset, (b) all of the Agent and related Purchaser’s right, title and interest in such Purchased Assets shall automatically transfer to Seller, and (c) with respect to such Purchased Asset, the Agent, on behalf of the related Purchaser, shall or shall direct Custodian to release such Purchased Asset to Seller. Except as set forth in Section 15, Seller shall give at least two (2) Business Days prior written notice to the Agent, on behalf of the related Purchaser, if such repurchase shall occur on any date other than the Repurchase Date.

If such a Margin Deficit is applicable, Purchasers shall notify Seller of the amount thereof and Seller may thereupon satisfy the Margin Call in the manner specified in Section 7.

12.	RELIANCE

With respect to any Transaction, either Purchaser may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that a Purchaser reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.

13.	REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchasers and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to Purchasers and Agent that:

(a) Due Organization, Qualification, Power, Authority and Due Authorization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and it has qualified to do business in each jurisdiction in which it is legally required to do so. Seller has the power and authority under its articles of incorporation, bylaws and applicable law to enter into this Agreement and the Program Documents and to perform all acts contemplated hereby and thereby or in connection herewith and therewith; this Agreement and the Program Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by, or any notice to or filing with, any Person other than any that have heretofore been obtained, given or made.

(b) Noncontravention. The consummation of the transactions contemplated by this Agreement and Program Documents are in the ordinary course of business of Seller and will not conflict with, result in the breach of or violate any provision of the articles of incorporation or bylaws of Seller or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any material agreement, indenture, loan or credit agreement or other material instrument to which Seller, or the Mortgage Loans is or may be subject to, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or the Mortgage are subject. Without limiting the generality of the foregoing, the consummation of the transactions contemplated herein or therein will not violate any policy, regulation or guideline of the FHA or VA or result in the voiding or reduction of the FHA insurance, VA guarantee or any other insurance or guarantee in respect of any Mortgage Loan, and such FHA insurance or VA guarantee is in full force and effect or shall be in full force and effect as required by the applicable Agency Guide.

(c) Legal Proceeding. There is no action, suit or proceeding at law or in equity, or before or by any court, public board or body pending or, to Seller’s knowledge, threatened against or affecting Seller (or, to Seller’s knowledge, any basis therefor) wherein an unfavorable decision, ruling or finding is likely and would materially and adversely affect the validity or enforceability of this Agreement, the Program Documents or the proceedings of Seller in connection herewith or would or could materially and adversely affect Seller’s ability to carry out its obligations hereunder.

(d) Valid and Binding Obligations. This Agreement and every other Program Document to be executed by Seller in connection with this Agreement is and will be legal, valid, binding and subsisting obligations of Seller, enforceable in accordance with their respective terms, except that (A) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(e) Financial Statements. The financial statements of Seller, copies of which have been furnished to Purchasers, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since December 31, 2014, there has been no Material Adverse Change with respect to Seller. Except as disclosed in such financial statements or pursuant to Section 14(i) hereof, Seller is not subject to any contingent liabilities or commitments that, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change with respect to Seller.

(f) Accuracy of Information. Neither this Agreement nor any representations and warranties or information relating to Seller that Seller has delivered or caused to be delivered to Purchasers, including, but not limited to, the Program Documents or Seller’s financial statements, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein or herein in light of the circumstances under which they were made, not misleading.

(g) No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency or other governmental instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental Person, is required in connection with the execution, delivery and performance by Seller of this Agreement or any other Program Document, other than any that have heretofore been obtained, given or made.

(h) Compliance With Law, Etc. No practice, procedure or policy employed by Seller in the conduct of its businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect.

(i) Solvency. Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to each such Transaction, Seller will not be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets.

(j) Fraudulent Conveyance. The amount of consideration being received by Seller in respect of each Transaction, taken as a whole, constitutes reasonably equivalent value and fair consideration for the related Purchased Assets. Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors. The Agreement and the Program Documents, any other document contemplated hereby or thereby and each Transaction have not been entered into fraudulently by Seller hereunder, or with the intent to hinder, delay or defraud any creditor or Purchasers.

(k) Investment Company Act Compliance. Neither Seller nor any of its Subsidiaries is required to be registered as an “investment company” as defined under the Investment Company Act or as an entity under the control of an entity required to be registered as an “investment company” as defined under the Investment Company Act.

(l) Taxes. Seller has filed or caused to be filed all U.S. federal income and state tax returns which are required to be filed and paid or caused to be paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(m) Additional Representations. With respect to each Asset to be sold hereunder by Seller to a Purchaser, Seller hereby makes all of the applicable representations and warranties set forth in Exhibit B as of the date the related Mortgage File is delivered to the related Purchaser or the Custodian with respect to the Assets and continuously while such Asset is subject to a Transaction. Further, as of each Purchase Date, Seller shall be deemed to have represented and warranted in like manner that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a Transaction Notice, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller.

(n) No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Agent or Purchasers, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Agent or Purchasers, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

(o) Good Title. Seller has not sold, assigned, transferred, pledged or hypothecated any interest in any individual Mortgage Loan to any person other than any sale, assignment, transfer, pledge or hypothecation that is released in conjunction with the sale to the applicable Purchaser hereunder, and upon delivery of a Purchased Asset to the applicable Purchaser, such Purchaser will be the sole owner thereof (other than for tax and accounting purposes), free and clear of any lien, claim or encumbrance other than those arising under this Agreement.

(p) Approvals. Seller has all requisite Approvals.

(q) Custodian; Disbursement Agent. The Custodian is an eligible custodian under each Agency Guide and Agency Program and is not an Affiliate of Seller. The Disbursement Agent is not an Affiliate of Seller.

(r) No Adverse Actions. Seller has not received from any Agency, HUD, FHA or VA a notice of extinguishment or a notice indicating material breach, default or material non-compliance which the Agent reasonably determines may entitle an Agency, HUD, FHA or VA to terminate, suspend, sanction or levy penalties against the Seller, or a notice from any Agency, HUD, FHA or VA indicating any adverse fact or circumstance in respect of Seller which the Agent reasonably determines may entitle such Agency, HUD, FHA or VA, as the case may be, to revoke any Approval (following the date on which Seller first obtained or obtains such Approval) or otherwise terminate, suspend Seller as an Agency approved issuer or servicer, or with respect to which such adverse fact or circumstance has caused any Agency, HUD, FHA or VA, as the case may be, to terminate Seller, without any subsequent rescission thereof in such notice.

(s) Mortgage Recordation. Seller has submitted or caused to be submitted, or will promptly submit in the case of a Wet-Ink Mortgage Loan, the original Mortgage in respect of each Mortgage Loan for recordation in the appropriate public recording office in the applicable jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the applicable Mortgagor.

(t) Affiliated Parties. Seller is not an Affiliate of the Custodian, Disbursement Agent, Settlement Agent or any other party to a Program Document hereunder.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Purchasers and shall continue for so long as the Purchased Assets are subject to this Agreement.

14.	COVENANTS OF SELLER

Seller hereby covenants and agrees with Purchasers and Agent as follows:

(a) Defense of Title. Seller warrants and will defend the right, title and interest of Purchasers in and to the applicable Purchased Assets against all adverse claims and demands.

(b) No Amendment or Compromise. Seller shall not, nor shall Seller consent to any party acting on Seller’s behalf to, amend, modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents without the prior written consent of Purchasers, unless such amendment or modification does not (i) affect the amount or timing of any payment of principal or interest payable with respect to a Purchased Asset, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance or (ii) materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Purchased Asset. Notwithstanding the foregoing, the Seller may amend, modify or waive any term or condition of the individual Mortgage Loans in accordance with Accepted Servicing Practices and the Agency Guides; provided, that Seller shall promptly notify Purchasers of any amendment, modification or waiver that causes any Mortgage Loan to cease to be an Eligible Mortgage Loan.

(c) No Assignment; No Liens. Except as permitted herein, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in, or Lien on or otherwise encumber (except pursuant to the Program Documents) any of the Purchased Assets or any interest therein, provided that this Section 14(c) shall not prevent any of the following: any contribution, sale, assignment, transfer or conveyance of Purchased Assets in accordance with the Program Documents and any forward purchase commitment or other type of take out commitment for the Purchased Assets (without vesting rights in the related purchasers as against the related Purchaser).

(d) No Economic Interest. Neither Seller nor any Affiliate thereof will acquire any economic interest in or obligation with respect to any Mortgage Loan except for record title to the Mortgage relating to the Mortgage Loan and the right and obligation to repurchase the Mortgage Loan hereunder.

(e) Preservation of Purchased Assets. Seller shall take all actions necessary to preserve the Purchased Assets so that they remain subject to a first priority perfected security interest hereunder and deliver evidence that such actions have been taken, including, without limitation, cooperating with Purchasers in obtaining duly executed and filed Uniform Commercial Code financing statements on Form UCC1. Without limiting the foregoing, Seller will comply with all applicable laws, rules, regulations and other laws of any Governmental Authority applicable to Seller relating to the Purchased Assets and cause the Purchased Assets to comply with all applicable laws, rules, regulations and other laws of any such Governmental Authority. Seller will not allow any default to occur for which Seller is responsible under any Purchased Assets or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets or the Program Documents.

(f) Maintenance of Papers, Records and Files.

(i) Seller shall maintain all Records relating to the Purchased Assets not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss. Seller shall collect and maintain or cause to be collected and maintained all such Records in accordance with industry custom and practice, and all such Records shall be in the related Purchaser’s, Seller’s or Custodian’s possession unless the related Purchaser otherwise approves in writing. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file, or as otherwise permitted under the Custodial and Disbursement Agreement.

(ii) For so long as either Purchaser has an interest in or Lien on any Purchased Asset, Seller will hold or cause to be held all related Records for the sole benefit of the related Purchaser.

(iii) Upon reasonable advance notice from Custodian, Agent or Purchasers, Seller shall (x) make any and all such Records available to Custodian or Agent for examination, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Agent or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants (provided such independent certified public accountants are subject to a duty of confidentiality no less restrictive than the confidentiality provisions applicable to the Agent and Purchasers herein).

(g) Financial Statements and Other Information; Financial Covenants.

(i) Seller shall keep or cause to be kept in reasonable detail books and records setting forth an account of its assets and business and, as applicable, shall clearly reflect therein the transfer of Purchased Assets to the applicable Purchaser. Seller shall furnish or cause to be furnished to Purchasers and Agent the following:

(A) Financial Statements.

(1) Within ninety (90) days after the end of each fiscal year of Seller, the consolidated audited balance sheets of Seller and its consolidated Subsidiaries, which will be in conformity with GAAP, and the related consolidated audited statements of income and changes in equity showing the financial condition of Seller and its consolidated Subsidiaries as of the close of such fiscal year and the results of operations during such year, and consolidated audited statements of cash flows, as of the close of such fiscal year, setting forth, in each case, in comparative form the corresponding figures for the preceding year. The foregoing consolidated financial statements are to be reported on by, and to carry the unqualified report (acceptable in form and content to Purchaser and Agent) of, an independent public accountant of national standing acceptable to Purchaser and Agent and are to be accompanied by a letter of management in form and substance acceptable to Purchasers and Agent;

(2) [RESERVED]

(3) Within forty-five (45) days after the end of each month, consolidated unaudited balance sheets and consolidated statements of income and changes in equity, showing the financial condition and results of operations of Seller and its consolidated Subsidiaries on a consolidated basis as of the end of each such month and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding month of the preceding fiscal year, certified by a financial officer of Seller (reasonably acceptable to Purchasers and Agent) as presenting fairly the financial position and results of operations of Seller and its consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;

(4) Promptly upon receipt thereof, a copy of each other formally issued report submitted to Seller by its independent public accountants in connection with any annual or periodic financial audit of Seller; provided, however, that the foregoing shall not include any special reviews, reports or audits requested from time to time by the Seller’s board of directors;

(5) In the event that Seller is or becomes a publicly traded company, promptly upon becoming available, copies of all financial statements, reports and notices sent by Seller or any of its consolidated Subsidiaries, as applicable, in a general mailing to their respective stockholders and of all reports and other material (including copies of all registration statements under the Securities Act of 1933, as amended) filed by any of them with any securities exchange or with the SEC or any governmental authority succeeding to any or all of the functions of the SEC;

(6) Reserved;

(7) Such supplements to the aforementioned documents and such other information regarding the operations, business, affairs and financial condition of Seller, Seller’s Parent Company, and any of Seller’s consolidated Subsidiaries, if any should exist, to the extent applicable and reasonably requested by Purchaser.

(B) Warehouse Capacity. Seller shall maintain throughout the term of this Agreement, with nationally recognized and established counterparties, loan repurchase or warehouse facilities (i) issued directly to Seller, and (ii) in an amount equal to or greater than $[***], or such other amount as may be required by a Governmental Authority.

(C) Other Information. Upon the request of Purchasers, such other information or reports as Purchasers may from time to time reasonably request.

(ii) Seller shall comply with the following financial covenants:

(A)	Seller’s Tangible Net Worth shall at all times equal or exceed $[***];

(B)	The ratio of Seller’s Indebtedness to Tangible Net Worth shall at all times be less than [***].

(C)	Seller’s Unrestricted Cash shall at all times equal or exceed $[***].

(D)	As of each fiscal quarter-end, Seller’s Net Income for such fiscal quarter shall equal or exceed [***].

(E)

To the extent that Seller is obligated under any other warehouse lending or arrangement on substantially similar assets to comply with financial covenants that are either (i) more favorable to the lender under such arrangement, or (ii) more restrictive of the borrower thereunder, Seller shall provide Agent with written notice of such more favorable or restrictive financial covenants within five (5) Business Days of its knowledge of the same. In addition such notice shall describe in reasonable detail such more favorable or restrictive financial covenants.

(iii) Certifications. Seller shall execute and deliver a monthly certification substantially in the form of Exhibit A attached hereto after the end of each calendar month in accordance with the delivery requirements under Section 14(g)(i)(A)(3).

(h) Agency Reporting. Seller shall comply with the reporting requirements of each Agency Guide and HUD.

(i) Notice of Material Events. Seller shall promptly inform Purchasers and Agent in writing of any of the following:

(i) any Default or Event of Default by Seller of any material obligation under any Program Document;

(ii) any material and adverse change in the insurance coverage of Seller as required to be maintained pursuant to Section 14(q) hereof with copy of evidence of same attached;

(iii) any dispute (other than non-material disputes), litigation (other than non-material litigation), investigation (other than non-material investigations), proceeding, sanctions or suspension between Seller, on the one hand, and any Governmental Authority or any other Person, on the other, and not in the ordinary course of Seller’s business;

(iv) any material change in accounting policies or financial reporting practices of Seller which could reasonably be expected to have a Material Adverse Effect;

(v) any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change or a Material Adverse Effect with respect to Seller;

(vi) any material modifications to the Seller’s underwriting or acquisition guidelines;

(vii) any waiver of compliance with any financial covenants that the Seller is obligated to comply with under any warehouse facility;

(viii) any material penalties, sanctions or charges levied, or threatened in writing to be levied, against Seller or any material change, or change threatened in writing, in Approval status (from and after the date on which Seller first obtained or obtains such Approvals), or material actions taken, or threatened in writing to be taken, against Seller by or material disputes in writing between Seller and any Applicable Agency, or any supervisory or regulatory Governmental Authority (including, but not limited to HUD, FHA and VA) supervising or regulating the origination or servicing of mortgage loans by, or the issuer status of, Seller; provided that the foregoing notice provisions shall not apply to compensatory fees incurred in the normal course of servicing Agency loans;

(ix) the occurrence of any transaction defined in clause (ii) of the definition of “Permitted Affiliate Transaction”; or

(x) any Merger Event or any Change in Control of Seller.

(j) Maintenance of Approvals. Seller shall take all reasonably necessary actions to maintain its Approvals (from and after the date on which Seller first obtained or obtains such Approvals) at all times during the term of this Agreement. If, for any reason, Seller ceases to maintain any such Approval, Seller shall so notify Purchasers and Agent immediately.

(k) Maintenance of Licenses. Seller shall (i) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing to the extent required under, and comply in all material respects with, all laws of each state in which it conducts business or any Mortgaged Property is located, and (iii) conduct its business strictly in accordance with applicable law.

(l) Taxes, Etc. Seller shall pay and discharge or cause to be paid and discharged, when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its Property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall file or cause to be filed on a timely basis all federal, and state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(m) Nature of Business. Seller shall not make any material change in the nature of the type of its business as carried on at the date hereof.

(n) Limitation on Distributions. Seller shall have the right to pay dividends so long as Seller remains in compliance with the financial covenants set forth in Section 14(g)(ii) immediately following such dividend distribution. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, Seller shall not make any payment of any dividends or make distributions on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock, senior or subordinate debt of Seller or other equity interests, respectively, thereof, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of Seller.

(o) Use of Custodian. Without the prior written consent of Purchasers, Seller shall use no third party custodian as document custodian other than the Custodian for the Mortgage Files relating to the Mortgage Loans.

(p) Merger of Seller. Seller shall not, at any time, directly or indirectly (i) liquidate or dissolve or enter into any Merger Event or be subject to a Change in Control or sell all or substantially all of its Property (other than in connection with an asset-based financing or other secondary market transaction related to the Seller’s assets in the ordinary course of the Seller’s business) without providing Purchasers with not less than forty-five (45) days’ prior written notice of such event or (ii) form or enter into any partnership, joint venture or syndicate which would have a Material Adverse Effect with respect to Seller.

(q) Insurance. Seller shall obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, including without limitation, the insurance required to be obtained and maintained by each Agency, FHA or VA, as applicable, pursuant to the applicable Agency Guides, and will furnish Purchasers on request full information as to all such insurance, and provide within fifteen (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy. Seller shall continue to maintain coverage, for itself and its Subsidiaries, that encompasses employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, Property (other than money and securities), and computer fraud in an aggregate amount of at least such amount as is required by each Agency, FHA and VA as applicable.

(r) Affiliate Transaction. Except with respect to any Permitted Affiliate Transactions, Seller shall not, at any time, directly or indirectly, sell, lease or otherwise transfer any Property or assets to, or otherwise acquire any Property or assets from, or otherwise engage in any transactions with, any of its Affiliates unless the terms thereof are consistent with those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate.

(s) Change of Fiscal Year. Seller shall not, at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Purchasers, change the date on which its fiscal year begins from its current fiscal year beginning date.

(t) Transfer of Servicing Rights, Servicing Files and Servicing. With respect to the Servicing Rights of each Mortgage Loan, Seller shall transfer such Servicing Rights to the related Purchaser or its designee on the related Purchase Date. With respect to the Servicing Files and the physical and contractual servicing of each Mortgage Loan to the extent in the possession of Seller, Seller shall deliver such Servicing Files and the physical and contractual servicing to the related Purchaser or its designee upon the expiration of the Servicing Term unless either such Servicing Term is renewed by the related Purchaser or the termination of the Seller as servicer pursuant to Section 16. Seller’s transfer of the Servicing Rights, Servicing Files and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry including the transfer of the gross amount of all escrows held for the related Mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(u) Audit and Approval Maintenance. Seller shall (i) at all times maintain copies of relevant portions of all final written Agency, FHA and VA audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such agency) in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, and all necessary approvals from each Agency, FHA and VA and (ii) promptly provide Agent with copies of such audits, examinations, evaluations, monitoring reviews and reports promptly upon receipt from any Agency, FHA or VA or agent of any Agency, FHA or VA.

(v) MERS. The Seller is a member of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and has complied with all rules and procedures of MERS. In connection with the assignment of any Mortgage Loan registered on the MERS System, the Seller agrees that at the request of the related Purchaser it will, at the Seller’s own cost and expense, cause the MERS System to indicate that such Mortgage Loan has been transferred to the related Purchaser in accordance with the terms of this Agreement by including in MERS’ computer files (a) the code in the field which identifies the specific owner of the Mortgage Loans and (b) the code in the field “Pool Field” which identifies the series in which such Mortgage Loans were sold. The Seller further agrees that it will not alter codes referenced in this paragraph with respect to any Mortgage Loan at any time that such Mortgage Loan is subject to this Agreement, and so long as MERS remains in existence and the MERS System remains commonly accepted by similarly situated warehouse facility sellers, the Seller shall retain its membership in MERS at all times during the term of this Agreement.

(w) Underwriting Guidelines. Seller shall upon request of Purchasers discuss any material modifications to the Seller Underwriting Guidelines or acquisition guidelines with Purchasers on a monthly basis.

(x) Agency Status. Once the Seller or any of its Subservicers has obtained any issuer, seller or servicer status with an Agency, Seller shall not take or omit to take any act (i) that would result in the suspension or loss of any of such status, or (ii) after which Seller or any such relevant Subservicer would no longer be in good standing with respect to such status, or (iii) after which Seller or any such relevant Subservicer would no longer satisfy all applicable Agency net worth requirements, unless, in any case, either (x) all of the material effects of such act or omission have been cured by Seller or waived by the applicable Agency before termination of such status or (y) the termination of such status could not reasonably be expected to have a Material Adverse Effect.

(y) Further Documents. Seller shall, upon request of Purchasers or Agent, promptly execute and deliver to Purchasers or Agent all such other and further documents and instruments of transfer, conveyance and assignment, and shall take such other action as Purchasers or Agent may reasonably require more effectively to transfer, convey, assign to and vest in Purchasers and to put Purchasers in possession of the Property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement.

(z) Due Diligence. Seller will permit Purchasers, Agent or their respective agents or designees, including the Verification Agent, to perform due diligence reviews on the Mortgage Loans subject to each Transaction hereunder up to the Due Diligence Review Percentage and within thirty (30) days following the related Purchase Date. Seller shall cooperate in all respects with such diligence and shall provide Purchasers, Agent or their respective agents or designees, including the Verification Agent, with all loan files and other information (including, without limitation, Seller’s quality control procedures and results) reasonably requested by Purchasers, Agent or their respective agents or designees, including the Verification Agent, and shall bear the costs and expenses associated with such due diligence identified in this Section 14(z).

(aa) Reserved.

(bb) Fees and Expenses. Seller shall timely pay to Agent, on behalf of Purchasers, all fees and actual out of pocket expenses required to be paid by Seller hereunder and under any other Program Document in immediately available funds, and without deduction, set-off or counterclaim in accordance with Purchaser’s Wire Instructions.

(cc) Cooperation with Verification Agent. Seller agrees to cooperate with all reasonable requests of the Verification Agent in connection with the exercise of its rights and performance of its duties pursuant to this Agreement.

15.	REPURCHASE OF PURCHASED ASSETS

(a) Upon discovery by Seller of a breach of any of the representations and warranties set forth on Exhibit B to this Agreement, Seller shall give prompt written notice thereof to Purchasers. Upon any such discovery by the related Purchaser, the related Purchaser will notify Seller. It is understood and agreed that the representations and warranties set forth in Exhibit B to this Agreement with respect to the Purchased Assets shall survive delivery of the respective Mortgage Files to the Purchasers or Custodian with respect to the Purchased Assets and shall inure to the benefit of the applicable Purchaser. The fact that a Purchaser has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Asset shall not affect such Purchaser’s right to demand repurchase or any other remedy as provided under this Agreement. Seller shall, within five (5) Business Days of the earlier of Seller’s discovery or receipt of notice with respect to any Purchased Asset of (i) any breach of a representation or warranty contained in Exhibit B of this Agreement or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial and Disbursement Agreement, promptly cure such breach or delivery failure in all material respects. If within five (5) Business Days after the earlier of Seller’s discovery of such breach or delivery failure or receipt of notice thereof that such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from

Purchasers, at the applicable Purchaser’s option, repurchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by Purchasers.

(b) Notwithstanding anything contained herein to the contrary, Seller hereby covenants and agrees to remove and repurchase any Mortgage Loan at any time during the term of this Agreement regarding which there are any actions, suits, arbitrations, claims, investigations or proceedings pending or threatened against Seller that question or challenge the compliance of the Mortgage Loan with the Ability to Repay Rule.

16.	SERVICING OF THE MORTGAGE LOANS; SERVICER TERMINATION

(a) Seller to Subservice.

(i) Upon payment of the Purchase Price, the applicable Purchaser shall own the servicing rights related to the Mortgage Loans including the Mortgage File. Seller and Purchasers each agree and acknowledge that the Mortgage Loans sold hereunder shall be sold to the applicable Purchaser on a servicing released basis, and that Purchasers are engaging and hereby do engage Seller to provide subservicing of each Mortgage Loan for the benefit of Purchasers.

(ii) So long as a Mortgage Loan is outstanding, Seller shall neither assign, encumber or pledge its obligation to act as Servicer of the Mortgage Loans in whole or in part, nor delegate its servicing rights or servicing duties under this Agreement, except as provided in the following sentence. Notwithstanding the foregoing, Seller may engage a Subservicer to perform the actual servicing of the Mortgage Loans; provided that (x) such Subservicer shall be approved by

Purchaser in writing in its sole discretion, (y) Seller shall deliver to Purchaser a duly executed Instruction Letter in accordance with Section 10(b)(i)(G), and (z) Seller shall remain bound by the provisions of this Agreement (including without limitation this Section 16) as Servicer of the Mortgage Loans.

(iii) Seller hereby acknowledges and agrees that (x) Purchasers are entering into this Agreement in reliance upon Seller’s representations as to the adequacy of its financial standing, servicing facilities, personnel, records, procedures, reputation and integrity, and the continuance thereof; and (y) Seller’s engagement hereunder as Servicer for the benefit of Purchasers is intended by the parties to be a “personal service contract” and Seller is hereunder intended by the parties to be an “independent contractor”.

(iv) Seller shall service and administer the Mortgage Loans (or cause Mortgage Loans to be subserviced and administered by a Subservicer) on behalf of Purchaser in accordance with Accepted Servicing Practices. Seller shall have no right to modify or alter the terms of any Mortgage Loan or consent to the modification or alteration of the terms of any Mortgage Loan except in Agency Compliance with the related Agency Program, FHA Regulations and/or VA Regulations, as applicable. Seller shall at all times maintain accurate and complete records of its servicing of the Mortgage Loans, and Agent may subject to Section 36 herein, at any time during Seller’s business hours on reasonable notice, examine and make copies of such Servicing Records. Seller agrees that the applicable Purchaser is the 100% beneficial owner of all Servicing Records relating to the Purchased Assets. Seller covenants to hold such Servicing Records for the benefit of Purchasers and to safeguard such Servicing Records and to deliver them promptly to Agent or its designee (including the Custodian) at Agent’s request or otherwise as required by operation of this Section 16.

(b) Servicing Term. Seller shall subservice such Mortgage Loans for a term of thirty (30) days commencing as of the related Purchase Date, which term shall be deemed extended for an additional thirty-day period unless notice in writing is provided by the applicable Purchaser, in its sole discretion, at least five (5) Business Days prior to expiration of such period (each, a “Servicing Term”); provided, that Purchasers shall have the right to immediately terminate the Servicer at any time following the occurrence of an Event of Default. If such Servicing Term is not extended by a Purchaser or if Purchasers have terminated Seller as a result of an Event of Default, Seller shall transfer such servicing to the applicable Purchaser or its designee at no cost or expense to such Purchaser as provided in Section 14(t). Seller shall hold or cause to be held all Escrow Payments collected with respect to the Mortgage Loans in segregated accounts for the sole benefit of the Mortgagor and shall apply the same for the purposes for which such funds were collected. If Seller should discover that, for any reason whatsoever, it has failed to perform fully its servicing obligations with respect to the Mortgage Loans, Seller shall promptly notify Purchasers.

(c) Servicing Reports. Within five (5) days after the end of each month (or if such day is not a Business Day, the immediately following Business Day), and as requested by Purchasers from time to time, Seller shall furnish to Purchasers reports in form and scope satisfactory to Purchasers, setting forth (i) data regarding the performance of the individual Mortgage Loans, (ii) updated information on all FHA Buyout Loans in the form of a Foreclosure and Workout Report, and (iii) any other information reasonably requested by Purchasers or Agent.

(d) Backup Servicer. The Agent, in its sole discretion, may appoint a backup servicer at any time during the term of this Agreement. In such event, Seller shall commence monthly delivery to such backup servicer of the servicing information required to be delivered to Purchasers pursuant to Section 16(d) hereof and any other information reasonably requested by backup servicer. Prior to the occurrence of an Event of Default, the Purchaser shall bear all costs and expenses of such backup servicer.

Following an Event of Default, Seller shall pay all costs and expenses of such backup servicer, including, but not limited to all fees of such backup servicer in connection with the processing of such information and the maintenance of a servicing file with respect to the Purchased Assets. Seller shall cooperate fully with such backup servicer in the event of a transfer of servicing hereunder and will provide such backup servicer with all documents and information necessary for such backup servicer to assume the servicing of the Purchased Assets.

(e) Remittance of Prepayments. On every Thursday of each week (or the next Business Day if such Thursday is not a Business Day) to the extent a Prepayment Income Event has occurred, the Seller shall remit by wire transfer of immediately available funds to the Disbursement Account, all Prepayment Income in an amount equal to or greater than $[***] on any individual Mortgage Loan that the Seller has received during the previous week. Together with any such remittance of Prepayment Income, Seller shall deliver a report with sufficient detail to enable the Purchasers to appropriately identify the Purchased Asset to which any such Prepayment Income applies. The Agent shall ensure that the related Purchaser immediately applies such Prepayment Income received to reduce, as of such date of remittance, the amount of the Repurchase Price due upon termination of the related Transaction.

(f) Collection Account. Prior to the initial Purchase Date, Seller shall establish and maintain the Collection Account with the Bank in the Agent’s name for the sole and exclusive benefit of the Purchasers. Such account shall be subject to the Collection Account Control Agreement pursuant to which the Agent shall have “control” (as such term is defined in the Uniform Commercial Code) of the Collection Account. Upon the occurrence and continuation of an Event of Default, all Income and any Prepayment Income received by the Servicer with respect to Purchased Assets shall be deposited into the Collection Account within two business days of receipt, and Servicer shall direct borrowers to make payments of Income into the Collection Account. Additionally, following the occurrence of an Event of Default, such amounts shall be deposited or credited irrespective of any right of setoff or counterclaim arising in favor of Seller (or any third party claiming through it) under any other agreement or arrangement and all such Income shall be remitted from the Collection Account to Purchaser or Agent.

(g) Reserved.

(h) FHA Buyout Loans. With respect to each FHA Buyout Loan, (i) the Servicer shall complete the U.S. Department of Housing and Urban Development’s form for Single-Family Application for Insurance Benefits in Sutton’s name and shall cause FHA to pay claims on such FHA Buyout Loan into the Sutton Collection Account, including by ensuring that Box 12 of the form provides the HUD mortgagee identification number for Sutton Funding LLC as “[***]”, and Box 16 provides [***], and (ii) the Servicer shall service such FHA Buyout Loan in Agency Compliance with all FHA requirements. Each FHA Buyout Loan is an FHA-insured mortgage loan.

(i) Reserved.

(j) Servicer Termination. Agent (on behalf of Purchasers), in its sole discretion, may terminate Seller’s rights and obligations as subservicer of the affected Mortgage Loans and require Seller to deliver the related Servicing Records to the applicable Purchaser or its designees upon the occurrence of (i) an Event of Default or (ii) upon the expiration of the Servicing Term as set forth in Section 16(b) by delivering written notice to Seller requiring such termination. Such termination shall be effective upon Seller’s receipt of such written notice. Upon any such termination, all authority and power of Seller respecting its rights to subservice and duties under this Agreement relating thereto, shall pass to and be vested in the successor servicer appointed by Purchasers and Purchasers are hereby authorized and empowered to transfer such rights to subservice the Mortgage Loans for such price and on such terms and conditions as Purchasers shall reasonably determine. Seller shall promptly take such actions and furnish to Purchasers such documents that Purchaser reasonably deems necessary or appropriate to enable Purchasers to enforce such Mortgage Loans and shall perform all acts and take all actions so that the Mortgage Loans and all files and documents relating to such Mortgage Loans held by Seller, together with all escrow amounts relating to such Mortgage Loans, are delivered to Successor Servicer, including but not limited to preparing, executing and delivering to the Successor Servicer any and all documents and other instruments, placing in the Successor Servicer’s possession all Servicing Records pertaining to such Mortgage Loans and doing or causing to be done, all at Seller’s sole expense. To the extent that the approval of the Applicable Agency, FHA or VA is required for any such sale or transfer, Seller shall fully cooperate with Purchasers to obtain such approval. All amounts paid by any purchaser of such rights to service or subservice the Mortgage Loans shall be the Property of Purchasers. The subservicing rights required to be delivered to Successor Servicer in accordance with this Section 16(j) shall be delivered free of any servicing rights in favor of Seller or any third party (other than Purchasers) and free of any title, interest, lien, encumbrance or claim of any kind of Seller other than record title to the Mortgages relating to the Mortgage Loans and the right and obligation to repurchase the Mortgage Loans hereunder. No exercise by Purchasers of their rights under this Section 16(j) shall relieve Seller of responsibility or liability for any breach of this Agreement.

17.	EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

(a) Seller fails to transfer the Purchased Assets to the applicable Purchaser on the applicable Purchase Date (provided the related Purchaser has tendered the related Purchase Price);

(b) Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 7 or the last sentence of Section 15;

(c) Seller shall fail to (i) remit to either Purchaser when due any payment required to be made under the terms of this Agreement or any of the other Program Documents, or (ii) perform, observe or comply with any material term, condition, covenant or agreement contained in this Agreement or any of the other Program Documents (other than the other “Events of Default” set forth in this Section 17) or any other contracts or agreements delivered in connection herewith or therewith, and, solely with respect to clause (ii), such failure is not cured within the time period expressly provided for therein, or, if no such cure period is provided, within [***] to the extent such failure is able to be cured or otherwise within [***], in each case, of the earlier of (x) Seller’s receipt of written notice from Purchaser (which shall include notice via email) or Custodian of such breach or (y) the date on which Seller obtains notice or knowledge of the facts giving rise to such breach;

(d) Any representation or warranty made by Seller (or any of Seller’s officers) in the Program Documents or in any other document delivered in connection therewith, or in any other contract or agreement, shall have been incorrect or untrue in any material respect when made or repeated or deemed by the terms thereof to have been made or repeated (other than the representations or warranties in Exhibit B which shall be considered solely for the purpose of determining whether the related Purchased Asset is an Eligible Mortgage Loan, unless (i) Seller shall have made any such representation or warranty with the knowledge that it was materially false or misleading at the time made or repeated or deemed to have been made or repeated, or (ii) any such representation or warranty shall have been determined by Purchasers in their sole discretion to be materially false or misleading on a regular basis);

(e) Seller or any of its Affiliates shall be in default under, or fail to perform as required under, or shall otherwise breach, (i) the terms of any warehouse facility, servicing advance facility, loan and security agreement, or similar credit facility or agreement for borrowed funds between the Seller or any of its Affiliates, on the one hand, and any Person, on the other which default or failure entitles any party to require acceleration or prepayment of any Indebtedness thereunder (such amount in excess of $1.00); or (ii) any payment obligation under any other material agreement relating to any Indebtedness between Seller or any of its Affiliates or Subsidiaries, on the one hand, and any Person, on the other (such amount in excess of $[***] in the aggregate, over the term of such agreement);

(f) Any Event of Insolvency of the Seller or any of its Affiliates;

(g) Any final judgment or order for the payment of money in excess of $[***] in the aggregate (to the extent that it is, in the reasonable determination of Purchasers, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or any of Seller’s Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be discharged (or provisions shall not be made for such discharge) satisfied, or bonded, or a stay of execution thereof shall not be procured, within [***] from the date of entry thereof and Seller or any of Seller’s Affiliates, as applicable, shall not, within said period of [***], or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(h) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority (i) shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any of Seller’s Affiliates, or shall have taken any action to displace the management of Seller or any of Seller’s Affiliates or to curtail its authority in the conduct of the business of Seller or any of Seller’s Affiliates, or (ii) takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or any of Seller’s Affiliates as an issuer, Purchaser or a seller/servicer of Mortgage Loans or securities backed thereby;

(i) Seller, shall fail to comply with any of the financial covenants set forth in Section 14(g)(ii);

(j) Any Material Adverse Effect shall have occurred;

(k) Purchaser shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of Seller, and such reasonable information and/or responses shall not have been provided within [***] of such request;

(l) This Agreement shall for any reason cease to create a valid first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets purported to be covered hereby;

(m) A Change in Control of Seller shall have occurred, except with respect to a Merger Event in which the Seller has provided the Purchaser at least [***] prior written notice and such Merger Event does not otherwise violate paragraph (bb) below;

(n) Seller engages a Subservicer in violation of Section 16(a)(ii);

(o) An event of default by Seller or any of its Affiliates shall have occurred under any material agreement (including, without limitation, the Program Documents and the EPF Program Documents to the extent the EPF Execution Date has occurred) indebtedness, transaction or obligation entered into between such Person and either Purchaser or any of their Affiliates;

(p) The Seller ceases to be a member of MERS in good standing and has not been reinstated within [***] following receipt of notice or knowledge thereof;

(q) Change of Servicer without consent of Agent;

(r) Failure of Seller to service the Mortgage Loans in accordance with Accepted Servicing Practices;

(s) Failure of Seller to meet the qualifications to maintain all requisite Approvals (from and after the date on which Seller first obtained or obtains such Approvals), such Approvals are revoked, or such Approvals are materially and adversely modified;

(t) Reserved;

(u) Failure by Seller as a Servicer to remit when due Income or Prepayment Income payments required to be made under the terms of this Agreement or such Mortgage Loan or failure of Seller to cause FHA to make claims payments to Sutton with respect to any FHA Buyout Loan sold to Sutton hereunder;

(v) Seller or any of its Affiliates, acting as a servicer, fails to operate or conduct its business operations or any material portion thereof in the ordinary course, or Seller experiences any other material adverse change in its business operations or financial condition, which, in Agent’s reasonable discretion, constitutes a material impairment of Seller’s ability to perform its obligations as a servicer under this Agreement or any other Program Document;

(w) Reserved;

(x) Seller receives a notice of denial from any such Agency or any such Agency terminates, revokes or suspends Seller’s approval to sell and service loans to such Agency (including but not limited to its approval to use DU or LP to underwrite mortgage loans); in each case for cause;

(y) Any Agency shall at any time cease to accept any material delivery of loans specifically from Seller under any active program or notifies Seller that any such Agency shall cease accepting loan deliveries from Seller; in each case for cause;

(z) All or a portion of Seller’s servicing portfolio consisting of Fannie Mae or Freddie Mac loans is seized or the servicing of all or a portion of such loans is otherwise transferred away from Seller, in each case except at the election of the Seller;

(aa) Seller shall cease to be approved by or its approval shall be revoked, suspended, rescinded, halted, eliminated, withdrawn, annulled, repealed, voided or terminated (as applicable) by (i) Ginnie Mae as an approved issuer, (ii) HUD, pursuant to Sections 203 and 211 of the National Housing Act, (iii) the FHA, as an FHA Approved Mortgagee or servicer, or (iv) the VA as a VA Approved Lender, or, (v) Fannie Mae or Freddie Mac as an approved seller/servicer or lender (it being understood that this paragraph (z) shall not apply to any approval that is cancelled voluntarily by Seller prior to any revocation, suspension or withdrawal action by the applicable Agency (the “Cancelled Agency”) unless any Purchased Assets subject to transactions are (i) Agency Eligible Mortgage Loans and (ii) the related Agency is the Cancelled Agency); or

(bb) A Merger Event shall occur and (i) the surviving entity fails to assume all of the obligations of Seller under this Agreement and the other Program Documents, (ii) either entity is (a) a state or nationally chartered bank or (b) broker or dealer registered with the SEC under Section 15 of the 1934 Act, or (iii) the creditworthiness of the surviving entity is materially weaker than that of Seller immediately prior to the occurrence of such Merger Event, as determined by Agent in its sole discretion.

18.	REMEDIES

Upon the occurrence of an Event of Default, the Purchasers, at their option, shall have the right to exercise any or all of the following rights and remedies:

(a) (i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller’s Obligations hereunder, to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income and Prepayment Income paid after such exercise or deemed exercise shall be remitted to and retained by the related Purchaser and applied to the aggregate Repurchase Prices and any other amounts owing by Seller hereunder; Seller shall immediately deliver to the related Purchaser or its designee any and all original papers, records and files relating to the Purchased Assets subject to such Transaction then in its possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall become Property of the related Purchaser.

(ii) The applicable Purchaser may (A) sell, on or following the Business Day following the date on which the Repurchase Price becomes due and payable pursuant to Section 18(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as such Purchaser may reasonably deem satisfactory, any or all or portions of the Purchased Assets on a servicing-released or servicing-retained basis, as such Purchaser may determine in its sole discretion and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets (including credit for the Servicing Rights in respect of sales on a servicing-retained basis) in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Seller shall remain liable to Purchasers for any amounts that remain owing to Purchasers following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied first to the reasonable costs and expenses including but not limited to legal fees incurred by Purchasers in connection with or as a result of an Event of Default; second to costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; fourth to all other Obligations; and fifth any excess to Seller.

(iii) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of these characteristics of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchasers may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Purchasers to liquidate any Purchased Asset upon the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of

Purchasers. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(iv) The Purchasers may terminate the Agreement.

(b) Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller. In addition to their rights hereunder, Purchasers shall have the right to proceed against any of Seller’s assets which may be in the possession of Purchasers, any of Purchasers’ Affiliates or their designee (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Purchasers pursuant to this Agreement. Purchasers may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Mortgage Loans and all other sums or obligations owed by Purchasers to Seller or against all of Seller’s Obligations to Purchasers, or Seller’s obligations to Purchasers under any other agreement among the parties, or otherwise, whether or not such obligations are then due, without prejudice to Purchasers’ right to recover any deficiency.

(c) Purchasers shall have the right to obtain physical possession of the Records and all other files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to the related Purchaser such assignments as the related Purchaser shall request.

(d) Purchasers shall have the right to direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Purchasers determine appropriate, including, without limitation, using its rights under a power of attorney granted pursuant to Section 9(b) hereof.

(e) Purchasers shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets or any portion thereof, collect the payments due with respect to the Purchased Assets or any portion thereof, and do anything that Purchasers are authorized hereunder to do. Seller shall pay all out of pocket costs and expenses incurred by Purchasers in good faith in connection with the appointment and activities of such receiver, and such shall be deemed part of the Obligations hereunder.

(f) Purchasers may, at their option, enter into one or more hedging transactions covering all or a portion of the Purchased Assets, and Seller shall be responsible for all out of pocket damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against either Purchaser in good faith relating to or arising out of such hedging transactions; including without limitation any losses resulting from such hedging transactions, and such shall be deemed part of the Obligations hereunder.

(g) In addition to all the rights and remedies specifically provided herein, Purchasers shall have all other rights and remedies provided by applicable federal, state, foreign and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Purchasers shall have the right to exercise any of their rights and/or remedies without presentment, demand, protest or further notice of any kind, other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Purchasers may enforce their rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Purchasers to enforce their rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, or any guaranty thereof, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Seller shall cause all sums received by it with respect to the Purchased Assets to be deposited promptly upon receipt thereof but in no event later than two (2) Business Days thereafter. Seller shall be liable to Purchaser for the amount of all losses, costs and/or expenses (plus interest thereon at a rate equal to the Default Rate) which Purchaser may sustain or incur in connection with conduit advances and payments for mortgage insurance.

19.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Purchasers to exercise, and no delay by Purchasers in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Purchasers of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Purchasers provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Purchasers to exercise any of their rights under any other related document. Purchasers may exercise at any time after the occurrence of an Event of Default one or more remedies permitted hereunder, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies permitted hereunder.

20.	USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of ERISA or Section 4975 of the Code shall be used by either party hereto in a Transaction.

21.	INDEMNITY

(a) Seller agrees to indemnify and hold harmless Purchasers, Agent and their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred within thirty (30) days following receipt of an invoice therefor) any and all claims, damages, losses, liabilities, taxes, increased costs and all other expenses including out-of-pocket expenses (including, without limitation, reasonable fees and expenses of outside counsel and audit and due diligence fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including without limitation, in connection with) (i) any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents, any breach by Seller of any representation or warranty or covenant in this Agreement or any other Program Document, and all actions taken pursuant thereto, (ii) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition, or any indemnity payable under the servicing agreement or other servicing arrangement, (iii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, (iv) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, or (v) the reduction of the unpaid principal balance due to a cram down or similar action authorized by any bankruptcy proceeding or other case arising out of or relating to any petition under the Bankruptcy Code, in each case, except to the extent such claim, damage, loss, liability or expense resulted directly from such Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by Seller against the Indemnified Party, and Seller is ultimately the successful party in any resulting litigation or arbitration. Seller hereby agrees not to assert any claim against Purchasers or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(b) If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Purchasers, in their reasonable discretion and Seller shall remain liable for any such payments by Purchasers and such amounts shall be deemed part of the Obligations hereunder. No such payment by either Purchaser shall be deemed a waiver of any of the related Purchaser’s rights under the Program Documents.

(c) Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 21 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Purchasers against full payment therefor.

22.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Purchasers or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that they may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

23.	REIMBURSEMENT; SET-OFF

(a) Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses of Purchasers in connection with the initial and subsequent negotiation, modification, renewal and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of outside counsel acting on behalf of both Purchasers with respect to advising Purchasers as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement and any other Program Document, with respect to negotiations with Seller or with other creditors of Seller arising out of any Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto). Seller agrees to pay on demand, with interest at the Default Rate to the extent that an Event of Default has occurred, all costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements (and fees and disbursements of Purchaser’s outside counsel) expended or incurred by Purchasers in connection with the modification, renewal, amendment and enforcement (including any waivers) of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Purchasers (without duplication to Purchasers) pursuant thereto or by refinancing or restructuring in the nature of a “workout.” Further, Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, all costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements (and fees and disbursements of Purchasers’ outside counsel) expended or incurred by Purchasers in connection with (a) the rendering of legal advice as to Purchasers’ rights, remedies and obligations under any of the Program Documents, (b) the collection of any sum which becomes due to Purchasers under any Program Document, (c) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (d) the protection, preservation or enforcement of any rights of Purchasers. For the purposes of this Section 23(a), attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (1) discovery; (2) any motion, proceeding or other activity of any kind in connection with a bankruptcy proceeding or case arising out of or relating to any petition under Title 11 of the United States Code, as the same shall be in effect from time to time, or any similar law; (3) garnishment, levy, and debtor and third party examinations; and (4) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment. Any and all of the foregoing amounts referred to in this Section 23(a) shall be deemed a part of the Obligations hereunder. Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23(a) shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Purchasers against full payment therefor.

(b) In addition to any rights and remedies of Purchasers hereunder and at law, Purchasers and their Affiliates shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable (whether at the stated maturity, by acceleration or otherwise) by Seller hereunder or under any other agreement (including, without limitation, the Mortgage Loan Participation Purchase and Sale Agreement (to the extent the EPF Execution Date has occurred)) entered into between Seller or any of its Affiliates on the one hand, and the related Purchaser or any of its Affiliates on the other hand, to set-off and appropriate and apply against such amount (subject to any existing limitations on recourse) any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, or any other credits, indebtedness or claims, in any currency, or any other collateral (in the case of collateral not in the form of cash or such other marketable or negotiable form, by selling such collateral in a recognized market therefor or as otherwise permitted by law or as may be in accordance with custom, usage or trade practice), in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Purchasers or any Affiliate thereof to or for the credit or the account of Seller of any of its Affiliates. Purchasers may also (subject to any existing limitations on recourse) set-off cash and all other sums or obligations owed by the related Purchaser or its Affiliates to Seller or its Affiliates (whether under this Agreement or under any other agreement between the parties (including, without limitation, the Mortgage Loan Participation Purchase and Sale Agreement (to the extent the EPF Execution Date has occurred)) or between Seller or any of its Affiliates, on the one hand, and any Purchaser or any of its Affiliates, on the other) against all of Seller’s obligations to the related Purchaser or its Affiliates (whether under this Agreement or under any other agreement (including, without limitation, the Mortgage Loan Participation Purchase and Sale Agreement (to the extent the EPF Execution Date has occurred)) between the parties or between Seller or any of its Affiliates, on the one hand, and Purchasers or any of its Affiliates, on the other), whether or not such obligations are then due. The exercise of any such right of set-off shall be without prejudice to Purchaser’s or its Affiliate’s right to recover any deficiency. The related Purchaser agrees to promptly notify Seller after any such set-off and application made by the related Purchaser; provided that the failure to give such notice shall not affect the validity of such set-off and application.

24.	FURTHER ASSURANCES

Seller agrees to do such further acts and things and to execute and deliver to the applicable Purchaser or Agent such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by such Purchaser or Agent to carry into effect the intent and purposes of this Agreement, to perfect the interests of such Purchaser in the Purchased Assets or to better assure and confirm unto such Purchaser its rights, powers and remedies hereunder.

25.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Mortgage Loans, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract with respect to the matters set forth herein shall have any validity hereafter.

26.	TERMINATION

This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Seller’s outstanding obligations to Purchasers at the time of such termination. Seller’s obligations to indemnify Purchasers pursuant to this Agreement and the other Program Documents shall survive the termination hereof.

27.	REHYPOTHECATION; ASSIGNMENT

(a) Purchasers may, in their sole election, and without the consent of the Seller engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of the related Purchaser’s choice, in all cases subject to such Purchaser’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date, all at no cost to the Seller. In the event either Purchaser engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, such Purchaser shall have the right to assign to such Purchaser’s counterparty any of the applicable representations or warranties in Exhibit B to this Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

(b) The Program Documents and the Seller’s rights and obligations thereunder are not assignable by Seller without the prior written consent of the related Purchaser, except in the case of a Merger Event where (i) the Seller provides Purchasers with at least forty-five (45) days prior written notice of such Merger Event, (ii) the surviving entity of the Merger Event does not fail to assume all of the obligations of the Seller under the Program Documents, (iii) neither entity is (a) a state or nationally chartered bank or (b) broker or dealer registered with the SEC under Section 15 of the 1934 Act, and (iii) the creditworthiness of the surviving entity is not materially weaker than that of Seller immediately prior to the occurrence of such Merger Event, as determined by Agent in its sole discretion. Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to the business of Seller, shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. At no cost or expense to the Seller, each of Purchasers and Agent may, in its sole election, assign subject to the consent of the Seller, not to be unreasonably withheld (provided such consent shall not be required for any assignment to an Affiliate of Purchaser or via participation to any party), or participate all or a portion of its rights and obligations under this Agreement and the Program Documents, with a counterparty of the related Purchaser’s or Agent’s choice (other than to an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, a “plan” as defined by and subject to Section 4975 of the Code, or an entity deemed to hold “plan assets” of either of the foregoing, if it would cause Seller to incur any prohibited transaction excise tax penalties under Section 4975 of the Code) provided that such party is a “Qualified Purchaser” under Section 3(c)(7) of the Investment Company Act. The related Purchaser or Agent shall notify Seller of any such assignment and participation and shall maintain, for review by Seller upon written request, a register of assignees and participants and a copy of any executed assignment and acceptance by the related Purchaser or Agent and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. The Seller agrees that, for any such permitted assignment, Seller will cooperate with the prompt execution and delivery of documents reasonably necessary for such assignment process to the extent that Seller incurs no cost or expense that is not paid by the related Purchaser or Agent, as applicable. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of the related Purchaser or Agent hereunder, and (b) the related Purchaser or Agent shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of the related Purchaser or Agent which assumes the obligations of the related Purchaser or Agent hereunder or (ii) to another Person which assumes the obligations of the related Purchaser or Agent hereunder, be released from their obligations hereunder accruing thereafter and under the Program Documents.

(c) The related Purchaser and Agent may distribute to any prospective assignee, participant or pledgee any document or other information delivered to such Purchaser by Seller subject to the confidentiality restrictions contained in Section 35 hereof; accordingly, such prospective assignee, participant or pledgee shall be required to agree to confidentiality provisions similar to those set forth in Section 35.

28.	AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Seller, Purchasers and Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

29.	SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

30.	BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL GOVERN).

31.     WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS

SELLER, PURCHASERS AND AGENT HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SELLER, PURCHASERS AND AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT, ON BEHALF OF THEMSELVES AND THEIR PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. SELLER, PURCHASERS AND AGENT HEREBY SUBMIT TO, AND WAIVE ANY OBJECTION THEY MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. SELLER, PURCHASERS AND AGENT HEREBY IRREVOCABLY CONSENT TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY ANOTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF THEMSELVES OR THEIR PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 31 AND TO SUCH PARTY’S ADDRESS SPECIFIED IN SECTION 34 OR SUCH OTHER ADDRESS AS SUCH PARTY SHALL HAVE PROVIDED IN WRITING TO THE OTHER PARTIES HERETO. NOTHING IN THIS SECTION 31 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

32.	SINGLE AGREEMENT

Seller, Purchasers and Agent acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller, each Purchaser and Agent each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

33.	INTENT

Seller, Purchasers and Agent recognize that each of the Transactions and this Agreement is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, or a “qualified financial contract” as that term is defined in the Federal Deposit Insurance Act, as applicable, and a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code.

It is understood that Purchasers’ right to liquidate, the Purchased Assets and terminate and accelerate the Transactions and this Agreement or to exercise any other remedies pursuant to Section 18 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract, a master netting agreement, and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable, and a contractual right to offset under a master netting agreement and across contracts, as described in Section 561 of the Bankruptcy Code. It is understood that Seller’s right to accelerate the Repurchase Date with respect to the Purchased Assets and any Transaction hereunder pursuant to Section 18 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract, a master netting agreement, and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable.

The parties hereby intend that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the individual Mortgage Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(A)(v) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.

34.	NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided that notices of Events of Default and exercise of remedies or under Sections 6 or 18 shall be sent via overnight mail and by electronic transmission. Any such notice shall be sent to a party at the address, electronic mail or facsimile transmission number set forth below:

if to Seller:	Caliber Home Loans, Inc.
3701 Regent Boulevard
Irving, Texas 75063
Attention: Craig Lackey
Telephone No.: 214-874-4106
Fax No.: 214-874-4199

With a copy to:

3701 Regent Boulevard
Irving, Texas 75063
Attention: Glenn Minkoff
Telephone No.: 214-299-5385
Fax No.: 214-874-4199

And

3701 Regent Boulevard
Irving, Texas 75063
Attention: Sheila Mayes
Telephone No.: 469-242-1105
Fax No.: 877-794-4423

if to Purchaser:	Barclays Bank PLC – Mortgage Finance
745 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: Joseph O’Doherty
Telephone: (212) 412-7990
Facsimile: (212) 412-7333
E-mail: joseph.o’doherty@barclayscapital.com

With copies to:

Barclays Bank PLC – Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019
Telephone: (212) 412-1494
Facsimile: (212) 412-1288

Barclays Capital – Operations
1301 Sixth Avenue, 8th Floor
New York, NY 10019
Attention: Hánsel Nieves
Telephone: (201) 499-2269
Facsimile: (646) 845-6464
Email: hansel.nieves@barclayscapital.com

or	Sutton Funding LLC
2711 Centreville Road, Suite 400
Wilmington, Delaware 1908

With copies to:

Barclays Bank PLC – Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019
Telephone: (212) 412-1494
Facsimile: (212) 412-1288

Barclays Capital – Operations
1301 Sixth Avenue, 8th Floor
New York, NY 10019
Attention: Hánsel Nieves
Telephone: (201) 499-2269
Facsimile: (646) 845-6464
Email: hansel.nieves@barclayscapital.com

as applicable.

if to Agent:	Barclays Bank PLC
745 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: Joseph O’Doherty
Telephone: (212) 412-7990
Facsimile: (212) 412-7333
E-mail: joseph.o’doherty@barclayscapital.com

With copies to:

Barclays Bank PLC – Legal Department 745 Seventh Avenue, 20th Floor
New York, New York 10019
Telephone: (212) 412-1494
Facsimile: (212) 412-1288

Barclays Capital – Operations 1301 Sixth Avenue, 8th Floor
New York, NY 10019
Attention: Hánsel Nieves
Telephone: (201) 499-2269
Facsimile: (646) 845-6464
Email: hansel.nieves@barclayscapital.com

or to such other address, e-mail address or facsimile number as either party may notify to the others in writing from time to time.

35.	CONFIDENTIALITY

Seller, Purchasers and Agent each hereby acknowledge and agree that all written or computer-readable information provided by one party to the other in connection with the Program Documents or the Transactions contemplated thereby, including without limitation, Seller’s Mortgagor information in the possession of either Purchaser (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, auditors, taxing authorities, equity holders, representatives, investors, lenders, officers, employees, agents or accountants, provided that such parties likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body (including but not limited to any self regulatory organization, exchange, clearing house or trading facility) shall be permitted without notice or (iii) disclosure to any approved hedge counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of clause (iv), Seller shall not file the Pricing Side Letter. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

Notwithstanding anything in this Agreement to the contrary, the Purchasers, Seller and Agent shall comply with all local, state and federal laws privacy and data protection law, rules and regulations that are applicable to the Mortgage Loans or the Mortgagor information. The Purchasers, Seller and Agent understand that the Mortgagor information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “Act”), and the Purchasers, Seller and Agent agree to maintain such nonpublic personal information that it receives hereunder in accordance with the Act and other applicable federal and state privacy laws. The Purchasers, Seller and Agent shall each implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the nonpublic personal information that it holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Purchasers, Seller or Agent shall notify the other party hereto immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of the nonpublic personal information of any Mortgagor by providing notice directly to the other party.

36.	DUE DILIGENCE

Purchasers, Agent, Verification Agent or any of their respective agents, representatives or permitted assigns upon reasonable prior notice and during normal business hours, shall (x) have the right once per year to conduct inspection and perform onsite due diligence reviews of Seller and its directors, officers and employees, including, without limitation, Seller’s financial condition and performance of its obligations under the Program Documents (“Onsite Diligence”), and (y) have the right to conduct inspection and perform continuing due diligence reviews of the Servicing File and the Purchased Assets. Seller agrees promptly to provide Purchasers, Agent, Verification Agent and their respective agents with access to, copies of and extracts from reasonably requested documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to Seller’s respective business, operations, servicing, financial condition, performance of their obligations under the Program Documents, the documents contained in the Servicing Files or the Purchased Assets or assets proposed to be sold hereunder in the possession, or under the control, of Seller. In addition, Seller shall also make available to Purchasers, Verification Agent and/or Agent, upon reasonable prior notice and during normal business hours, a knowledgeable financial or accounting officer of Seller for the purpose of answering questions respecting any of the foregoing. Without limiting the generality of the foregoing, Seller acknowledges that Purchasers shall enter into transactions with Seller based solely upon the information provided by Seller to Purchasers, Verification Agent and/or Agent and the representations, warranties and covenants contained herein, and that Purchasers and/or Agent, at its option, shall have the right at any time to conduct itself or through its agents, or require Seller to conduct quality reviews and underwriting compliance reviews of the individual Mortgage Loans at the expense of Seller. Any such diligence conducted by Purchasers, Verification Agent and/or Agent shall not reduce or limit the Seller’s representations, warranties and covenants set forth herein. Notwithstanding anything to the contrary contained above, Purchaser shall have the right at any time to conduct inspection and diligence of the Purchased Assets and Assets proposed to be sold hereunder, and the loan and servicing files relating thereto from time to time as requested by the Purchaser. Seller agrees to reimburse Purchasers, Verification Agent and/or Agent for all reasonable out-of-pocket due diligence costs and expenses (including without limitation the Onsite Diligence) incurred pursuant to this Section 36.

37.	EXECUTION IN COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

38.	USA PATRIOT ACT; OFAC AND ANTI-TERRORISM

(a) Each of Purchasers and Agent hereby notifies the Seller that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (the “Act”), it is required to obtain, verify, and record information that identifies the Seller, which information includes the name and address of the Seller and other information that will allow each of Purchasers and Agent, as applicable, to identify the Seller in accordance with the Act.

(b) Seller hereby represents and warrants to Purchasers and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to Purchasers and Agent that:

(i) Neither the Seller, nor the Parent Company nor any Originator is named on the list of Specifically Designated Nationals maintained by OFAC or any similar list issued by OFAC (collectively, the “OFAC Lists”);

(ii) no Person on the OFAC Lists owns a 50% or greater interest in, directly or indirectly, or otherwise controls, the Seller, the Parent Company or any Originator; and (iii) to the best of the knowledge of the Seller or any Originator, none of the Purchasers or Agent is precluded, under the laws and regulations administered by OFAC, from entering into this Agreement or any transactions pursuant to this Agreement with the Seller or any Originator due to the ownership or control by any person or entity of stocks, shares, bonds, debentures, notes, drafts or other securities or obligations of the Seller or any Originator.

(iii) Neither the Seller nor any Originator will conduct business with or engage in any transaction with any Obligor that the Seller or any Originator knows or should reasonably be expected to know that (x) is named on any of the OFAC Lists or (y) 50% or greater of the equity interests in such Obligor are owned by a Person named on any OFAC List; (ii) if any of the Seller or any Originator obtains actual knowledge or should reasonably be expected to know that any Obligor is named on any of the OFAC Lists or that any Person named on an OFAC List owns a 50% or greater interest in an Obligor, the Seller or any Originator, as applicable, will give prompt written notice to the Purchasers and Agent of such fact or facts; and (iii) the Seller and any Originator will (x) comply at all times with the requirements of the Economic and Trade Sanctions and Anti-Terrorism Laws applicable to any transactions, dealings or other actions relating to this Agreement, except to the extent such non-compliance does not result in a violation of applicable law by any of the Purchasers or Agent and (y) will, upon a Purchaser’s or Agent’s reasonable request from time to time during the term of this Agreement, deliver a certification confirming its compliance with the covenants set forth in this Section 38.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller, Agent and Purchasers have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

CALIBER HOME LOANS, INC., as Seller

By:	/s/ Steve Smith
Name:	Steve Smith
Title:	Chief Financial Officer and Treasurer

BARCLAYS BANK PLC, as a Purchaser and Agent

By:	/s/ Joseph O’Doherty
Name:
Title:

SUTTON FUNDING LLC as a Purchaser

By:	/s/ Ellen Kiernan
Name:	Ellen Kiernan
Title:	Vice President

Signature Page to Master Repurchase Agreement (Barclays/Caliber)

EXHIBIT A

MONTHLY CERTIFICATION

I,                         ,                              of Caliber Home Loans, Inc. (the “Seller”), in accordance with that certain Master Repurchase Agreement (“Agreement”), dated as of May 11, 2015, among Barclays Bank PLC, Sutton Funding LLC and Seller do hereby certify that:

(i)	To the best of my knowledge, no Default or Event of Default has occurred; and

(ii)	The Seller has complied with each of the covenants set forth in Section 14(g)(ii), as evidenced by the worksheet attached hereto as Schedule One; and

(iii)

Attached as Schedule Two is a report of (i) the aggregate amount of all repurchase obligations of Seller, (ii) the aggregate amount of all repurchase and indemnity requests delivered to Seller by its third party investors (including any Agency) during the previous calendar month and (iii) a report detailing Seller’s total warehouse capacity and utilization for the prior calendar month.

[Signature Page Follows]

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, I have signed this certificate.

Date:            , 201

CALIBER HOME LOANS, INC., as Seller

By:
Name:
Title:

[SEAL]

I,                             ,                              of Seller, do hereby certify that                                  is the duly elected or appointed, qualified and acting                              of Seller, and the signature set forth above is the genuine signature of such officer on the date hereof.

SCHEDULE ONE TO EXHIBIT A

FINANCIAL COVENANTS WORKSHEET

SCHEDULE TWO TO EXHIBIT A

REPURCHASE OBLIGATIONS

EXHIBIT B

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO MORTGAGE LOANS

Capitalized terms used but not defined in this Exhibit B have the meanings assigned to such terms in the Master Repurchase Agreement dated as of May 11, 2015 (the “Agreement”), among Barclays Bank PLC, (as a “Purchaser” or “Agent”), Sutton Funding LLC (“Purchaser”) and Caliber Home Loans, Inc. (“Seller”). Seller hereby represents and warrants to the applicable Purchaser and Agent that, for each Mortgage Loan as of the related Purchase Date and the related Repurchase Date and on each date that such Mortgage Loan is subject to a Transaction:

(a) All information set forth in the Seller Mortgage Loan Schedule, with respect to the Mortgage Loan is true and correct in all material respects;

(b) Such Mortgage Loan is an Eligible Mortgage Loan;

(c) Such Mortgage Loan was owned solely by Seller, is not subject to any lien, claim or encumbrance, including, without limitation, any such interest pursuant to a loan or credit agreement for warehousing mortgage loans, and was originated or acquired by Seller from an Originator, underwritten and serviced in accordance with Agency Compliance (in respect of Fannie Mae Mortgage Loans, Freddie Mac Mortgage Loans or Ginnie Mae Mortgage Loans) or Seller Underwriting Guidelines (in respect of Jumbo Mortgage Loans), and has at all times remained in compliance with all applicable law and regulations, including without limitation the Federal Truth-in-Lending Act, the Real Estate Settlement Procedures Act, regulations issued pursuant to any of the aforesaid, and, in respect of Fannie Mae Mortgage Loans, Freddie Mac Mortgage Loans or Ginnie Mae Mortgage Loans, all rules, requirements, guidelines and announcements of each Agency, and, as applicable, the FHA and VA, as the same may be amended from time to time;

(d) The improvements on the land securing such Mortgage Loan are and will be kept insured at all times by responsible insurance companies reasonably acceptable to the Applicable Agency, FHA and VA against fire and extended coverage hazards under policies, binders or certificates of insurance with a standard mortgagee clause in favor of Seller and its assigns, providing that such policy may not be canceled without prior notice to Seller. Any proceeds of such insurance shall be held in trust for the benefit of the applicable Purchaser. The scope and amount of such insurance shall satisfy the rules, requirements, guidelines and announcements of the Applicable Agency, FHA and VA, and shall in all cases be not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property;

(e) Each Mortgage is a valid first lien on the Mortgaged Property and is covered by an attorney’s opinion of title acceptable to the Applicable Agency, FHA and VA or by a policy of title insurance on a standard ALTA or similar lender’s form in favor of Seller and its assigns, subject only to exceptions permitted by the applicable Agency Program, FHA Regulations or VA Regulations. Seller shall hold for the benefit of the applicable Purchaser such policy of title insurance, and, upon request of such Purchaser, shall promptly deliver such policy to such Purchaser or to the Custodian on behalf of such Purchaser;

(f) Each Mortgage Loan that is not a Jumbo Mortgage Loan is either (i) insured by the FHA under the National Housing Act, guaranteed by the VA under the Servicemen’s Readjustment Act of 1944 or (ii) with respect to Fannie Mae Mortgage Loans and Freddie Mac Mortgage Loans, is otherwise eligible to be insured or guaranteed in accordance with the requirements of the applicable Agency Program, FHA Regulations and/or VA Regulations and, in either case, such Mortgage Loan is not subject to any defect that would prevent recovery in full or in part against the FHA, VA or other insurer or guarantor, as the case may be;

(g) For each MERS Designated Mortgage Loan, if such Mortgage Loan is not a FHA Buyout Loan or a Modified Loan, the mortgage identification number (“MIN”) has been assigned by MERS and such MIN is accurately provided on the Seller Mortgage Loan Schedule. Either the Mortgage is in favor of MERS or an Assignment of Mortgage to MERS has been duly and properly recorded;

(h) Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS;

(i) Each Mortgage Loan that is not a Jumbo Mortgage Loan is eligible for sale to the Applicable Agency, FHA or VA and fully complies with all of the terms and conditions, including any covenants, representations and warranties, in the applicable Agency Guide and eligible for securitization by and/or sale to FHA, VA, Fannie Mae, Freddie Mac or eligible for inclusion in a Ginnie Mae MBS pool provided, that any FHA Buyout Loan or Seasoned Mortgage Loan is not eligible for such sale solely because of its delinquency status;

(j) There are no known restrictions, contractual or governmental, which would impair the ability of Seller from servicing the Mortgage Loans;

(k) Such Mortgage Loan may not result in Negative Amortization;

(l) The Mortgagor is one or more natural persons, a trustee for an Illinois land trust or a trustee under a “living trust” (and such “living trust”, if any, is in compliance with Applicable Agency, FHA and/or VA guidelines for such trusts);

(m) Such Mortgage Loan is not a High Cost Mortgage Loan;

(n) No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a Mortgagor without regard for the Mortgagor’s ability to repay the Mortgage Loan and the extension of credit to a Mortgagor which has no tangible net benefit to the Mortgagor, were employed in connection with the origination of the Mortgage Loan. Such Mortgage Loan is in compliance with the anti predatory lending eligibility for purchase requirements of the Fannie Mae Guide;

(o) On the Origination Date the related Mortgagor’s FICO Score was equal to or greater than [***] (except with respect to a Low FICO Mortgage Loan, which shall have had a FICO Score equal to or greater than [***]), with respect to Mortgage Loans (it being acknowledged that the related Mortgagor shall be deemed to have a FICO Score of zero where no FICO Score is available), unless (i) such Mortgage Loan is part of (x) an FHA or VA streamlined program for which a current FICO Score is not required for credit purposes or (y) the United States Home Affordable Refinance Program and (ii) if the applicable Agency, FHA or VA program requires compliance with certain representations and warranties, such Agency, FHA or VA, as applicable, has provided Seller with a waiver to the extent that any such representations and warranties are not complied with;

(p) If such Mortgage Loan was pledged to another warehouse, credit, repurchase or other financing facility immediately prior to the related Purchase Date, such pledge has been released immediately prior to, or concurrently with, the related Purchase Date hereunder;

(q) Such Mortgage Loan has not been released from the possession of the Custodian under Section 5 of the Custodial and Disbursement Agreement to Seller for a period in excess of fifteen (15) calendar days (or if such fifteenth day is not a Business Day, the next succeeding Business Day) or to Seller’s bailee under a bailee letter approved by the applicable Purchaser for a period in excess of twenty (20) Business Days, or in each case such earlier time period as indicated on the related Request for Release of Documents;

(r) Each Mortgage Loan that is a Modified Loan, has been manually underwritten;

(s) To the extent such Mortgage Loan is not a FHA Buyout Loan or Modified Loan and Seller is a party to the Electronic Tracking Agreement, such Mortgage Loan is a MERS Designated Mortgage Loan;

(t) With respect to each Mortgage Loan that is a Wet-Ink Mortgage Loan, the Settlement Agent has been instructed in writing by Seller to hold the related Mortgage File as agent and bailee for Purchasers or Agent and to promptly forward such Mortgage File in accordance with the provisions of the Custodial and Disbursement Agreement and the Escrow Instruction Letter;

(u) No Agency Eligible Mortgage Loan or Jumbo Mortgage Loan shall be a Mortgage Loan of a loan type deemed an unacceptable risk for any reason at the applicable Purchaser’s discretion; provided, that no Mortgage Loan that is in Agency Compliance with the applicable Agency Program, FHA Regulations or VA Regulations shall be deemed an unacceptable risk;

(v) Each Mortgage Loan has been fully disbursed and is secured by a first lien on an underlying property as a “closed-end” Mortgage Loan with no further disbursements required by any party;

(w) The Mortgage Loan (other than any High LTV Government Mortgage Loans or High LTV Agency Eligible Mortgage Loans) does not have a loan-to-value ratio over [***] for government insured first loans, [***] on any other loan, unless (i) such Mortgage Loan is refinanced pursuant to the United States Home Affordable Refinance Program, FHA streamline or VA Interest Rate Reduction Refinancing Loan program and such Mortgage Loan does not have a loan-to-value ratio cap and (ii) if the applicable Agency, FHA or VA program requires compliance with certain representations and warranties, such Agency, FHA or VA, as applicable, has provided Seller with a waiver to the extent that any such representations and warranties are not complied with. No High LTV Government Mortgage Loan has a loan-to-value ratio or combined loan-to-value ratio over [***] and no High LTV Agency Eligible Mortgage Loans has a loan-to-value ratio or combined loan-to-value ratio over [***];

(x) The Mortgage Loan is not secured by property located in (a) a state where the Seller is not licensed as a lender/mortgage banker or (b) a state that the related Purchaser has notified Seller prior to the applicable Purchase Date is unacceptable due to a high cost, predatory lending or other law in such state;

(y) The Mortgage Loan has not been converted to an ownership interest in real property through foreclosure or deed-in-lieu of foreclosure;

(z) The Mortgage Loan relates to Mortgaged Property that consists of (i) a detached single family dwelling, (ii) a two-to-four family dwelling, (iii) a one-family dwelling unit in a Freddie Mac or Fannie Mae eligible condominium project, (iv) a townhouse, (v) an Acceptable Manufactured Dwelling, which is treated as real estate under applicable state law, the primary purpose of which is residential use, none of which is a cooperative or single wide mobile home, or (vi) a detached single family dwelling in a planned unit development none of which is a commercial property; and is not related to Mortgaged Property that consists of (a) mixed use properties, (b) log homes, (c) earthen homes, (d) underground homes, (e) mobile homes or manufactured housing units (whether or not secured by real property) other than an Approved Manufactured Home Loan or (f) any dwelling situated on a leasehold estate;

(aa) Such Mortgage Loan is not a Restricted Mortgage Loan except that a Seasoned Mortgage Loan or a FHA Buyout Loan may be a Restricted Mortgage Loan solely due to such Mortgage Loan being a 30+ Day Delinquent Mortgage Loan;

(bb) The related Mortgagor made its first scheduled Monthly Payment when it was due (inclusive of any applicable grace period), unless such time frame has not occurred yet;

(cc) If such Mortgage Loan is a Correspondent Mortgage Loan, such Mortgage Loan was originated in accordance with underwriting guidelines that are substantially similar to, or more restrictive than, the Seller Underwriting Guidelines;

(dd) If such Mortgage Loan is a Correspondent Loan, the original Mortgage Note has not been lost, misplaced or destroyed, for which the Seller can produce only a lost Mortgage Note affidavit;

(ee) With respect to any Acceptable Manufactured Dwelling (i) the related Acceptable Manufactured Dwelling is affixed to the land, (ii) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the Acceptable Manufactured Dwelling located on such Mortgaged Property to be a part of the real property on which such Acceptable Manufactured Dwelling is located, and (iii) the related manufactured dwelling and the related Mortgaged Property are subject to a Mortgage properly filed in the appropriate public recording office and naming the originator as mortgagee;

(ff) All Acceptable Manufactured Dwellings are at least “double-wide” (i.e. a manufactured dwelling that was delivered to the home site in two sections );

(gg) Each of the Mortgaged Properties is located in the United States and consists of a single parcel of real property. No residence or dwelling is a mobile home (to the extent it is defined as a mobile home pursuant to criteria established by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and no residence or dwelling is a manufactured dwelling unless it is an Acceptable Manufactured Dwelling (as defined herein);

(hh) With respect to each Mortgage Loan which is secured by an Acceptable Manufactured Dwelling, each lender’s title insurance policy includes an ALTA 7 endorsement or similar endorsement for manufactured dwellings.

(ii) To the extent such Mortgage Loan is not a FHA Buyout Loan, Seasoned Mortgage Loan or Modified Loan, such Mortgage Loan has not been a 30+ Day Delinquent Mortgage Loan at any time during the twenty-four (24) month period prior to the related Purchase Date;

(jj) Cooperative Mortgage Loans. With respect to each Cooperative Mortgage Loan, (i) the term of the related Proprietary Lease is longer than the term of the Cooperative Mortgage Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the recognition agreement is on a form of agreement published by the Aztech Document Systems, Inc. or includes provisions which are no less favorable to the lender than those contained in such agreement;

(kk) Cooperative Filings. With respect to each Cooperative Mortgage Loan, each original UCC financing statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first priority lien and security interest in the Cooperative Shares and Proprietary Lease has been timely and properly made. Any security agreement, chattel mortgage or equivalent document related to the Cooperative Mortgage Loan and delivered to Seller or its designee establishes in Seller a valid and subsisting perfected first lien on and security interest in the Mortgaged Property described therein, and Seller has full right to sell and assign the same; and

(ll) Cooperative Assignment. With respect to each Cooperative Mortgage Loan, each acceptance of assignment and assumption of lease agreement contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the benefits of the security provided thereby. The acceptance of assignment and assumption of lease agreement contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Note in the event the Cooperative Unit is transferred or sold without the consent of the holder thereof.

(mm) QM Rule. If the Mortgage Loan is consummated on or after January 10, 2014 (including a Refi Mortgage Loan), such Loan satisfies the following criteria:

(i) Such Mortgage Loan is a Qualified Mortgage;

(ii) Such Mortgage Loan is accurately identified as a Safe Harbor Qualified Mortgage on the Seller Mortgage Loan Schedule;

(iii) Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and

(iv) Such Mortgage Loan is supported by documentation that evidences compliance with 12 CFR 1026.43 (e) and 12 CFR 1026.43 (c)(2).

(nn) QM Compliant Jumbo Mortgage Loans. Each Jumbo Mortgage Loan complies with the QM Rule and the criteria set forth in clause (gg) above.

(oo) On the Origination Date the Back-End DTI Ratio for such Mortgage Loan did not exceed [***];

EXHIBIT C

FORM OF TRANSACTION NOTICE

[insert date]

Barclays Bank PLC

745 Seventh Avenue, 4th Floor

New York, New York 10019

Attention: Mary Logan

Sutton Funding LLC

2711 Centreville Road, Suite 400

Wilmington, Delaware 1908

Re:	Master Repurchase Agreement, dated as of May 11, 2015, by and among Barclays Bank PLC (“Purchaser” and “Agent”), Sutton Funding LLC (“Purchaser”) and Caliber Home Loans, Inc. (“Seller”)

Ladies/Gentlemen:

Reference is made to the above-referenced Master Repurchase Agreement (the “Repurchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning given them in the Repurchase Agreement).

In accordance with Section 3(c) of the Repurchase Agreement, the undersigned Seller hereby requests, and the related Purchaser, agrees to enter into a Transaction with us, in connection with our delivery of Eligible Mortgage Loans and all related Servicing Rights, on                              [insert requested Purchase Date, which must be at least one (1) Business Day following the date of the request] (the “Purchase Date”), in connection with which we shall sell to you such Eligible Mortgage Loans on the Seller Mortgage Loan Schedule attached hereto. [The unpaid principal balance of the Eligible Mortgage Loans that are not FHA Buyout Loans is $             and the Purchase Price to be paid by Barclays for such Eligible Mortgage Loans shall be                  [insert applicable Purchase Price]. [The unpaid principal balance of the Eligible Mortgage Loans that are FHA Buyout Loans is $             and the Purchase Price to be paid by Sutton for such FHA Buyout Loans shall be                  [insert applicable Purchase Price]. [Barclays shall transfer to the Seller an amount equal to $             [insert amount which represents the Purchase Price of the Eligible Mortgage Loans that are not FHA Buyout Loans net of any related Initial Fee, Transaction Fees or any other fees then due and payable by Seller to Barclays pursuant to the Agreement].] [Sutton shall transfer to the Seller an amount equal to $             [insert amount which represents the Purchase Price of the FHA Buyout Loans net of any related Initial Fee, Transaction Fees or any other fees then due and payable by Seller to Sutton pursuant to the Agreement].] Seller agrees to repurchase such Purchased Asset on the Repurchase Date(s) at the Repurchase Price(s) listed below.

The Eligible Mortgage Loans have the characteristics on the electronic file or computer tape or disc delivered by Seller to the related Purchaser with respect thereto in connection with this Transaction Notice.

C-1

The Seller hereby certifies, as of such Purchase Date, that:

(1) no Default or Event of Default has occurred on the date hereof (or to the extent existing, shall be cured after giving effect to such Transaction) nor will occur after giving effect to such Transaction as a result of such Transaction;

(2) each of the representations and warranties made by the Seller in or pursuant to the Program Documents is true and correct in all material respects on and as of such date as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(3) the Seller is in compliance with all governmental licenses and authorizations and are qualified to do business and are in good standing in all required jurisdictions, except as would not be reasonably likely to have a Material Adverse Effect;

(4) Seller has maintained all Approvals (from and after the Effective Date or date on which Seller obtained such Approval, as applicable); and

(5) the Seller has satisfied all applicable conditions precedent in Sections 10(a) and (b) of the Repurchase Agreement and all other requirements of the Program Documents.

Seller further represents and warrants that (1) (a) with respect to the Eligible Mortgage Loans subject to the Transaction requested herein that are not Wet-Ink Mortgage Loans, the documents constituting the Mortgage Files (as defined in the Custodial and Disbursement Agreement) [and (b) with respect to Eligible Mortgage Loans that are Wet-Ink Mortgage Loans, the Transaction Notice and the Seller Mortgage Loan Schedule, in each case] as more specifically identified on the Seller Mortgage Loan Schedule delivered to Barclays/Sutton, the Custodian and the Disbursement Agent in connection herewith (the “Receipted Assets”), have been or are hereby submitted to Custodian and Disbursement Agent and such required documents are to be held by the Custodian for the related Purchaser, (2) all other documents related to such Receipted Assets (including, but not limited to, mortgages, insurance policies, loan applications and appraisals) have been or will be created and held by Seller for the related Purchaser, (3) all documents related to such Receipted Assets withdrawn from Custodian shall be held by Seller for the related Purchaser, and (4) upon the related Purchaser’s wiring of the Purchase Price pursuant to Section 3(b) of the Repurchase Agreement, the related Purchaser will have agreed to the terms of the Transaction as set forth herein and purchased the Receipted Assets from the Seller.

Seller hereby represents and warrants that (x) the Receipted Assets have an unpaid principal balance as of the date hereof of $             and (y) the number of Receipted Assets is             .

Very truly yours,

CALIBER HOME LOANS, INC., as Seller

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF GOODBYE LETTER

[            ] [    ], 20[    ]

RE:	Transfer of Mortgage Loan Servicing
Mortgage Loan

Dear Customer:

Caliber Home Loans, Inc. is the present servicer of your mortgage loan. Effective [Date] the servicing of your mortgage will be transferred to                 . This transfer does not affect the terms and conditions of your mortgage, other than those directly related to servicing. Because of the change in servicer, we are required to provide you with this disclosure.

Caliber Home Loans, Inc. cannot accept any payments received after [Date]. Effective [Date], all payments are to be made to                 . Any payments received by Caliber Home Loans, Inc. after [Date] will be forwarded to                         .                          will be contacting you shortly with payment instructions. Please make future payments to:

Attn:

[Address]

If you currently make payments by an automatic checking or savings account deduction, that service will discontinue effective with the transfer date. After the servicing transfer, you may request this service from                     .

In [Date], you will receive a statement from Caliber Home Loans, Inc. reflecting the amount, if any, of the interest and taxes paid on your behalf in 20[     ]. A similar statement will be sent                              for the period beginning [Date] through year-end. Both statements must be added together for income tax purposes.

If you have any questions concerning your account through [Date], you should continue to contact Caliber Home Loans, Inc., at <Seller’s Phone Number>, <HOURS OF OPERATION>. Questions after the transfer date should be directed to                          Customer Service Department at 1-800-                    , Monday – Friday, 7 a.m. – 7 p.m. EST.

Sincerely,

Loan Servicing Department

Caliber Home Loans, Inc.

NOTICE OF ASSIGNMENT, SALE OR TRANSFER

OF SERVICING RIGHTS

You are hereby notified that the servicing of your mortgage loan, that is the right to collect payments from you, is being assigned, sold or transferred.

The assignment, sale or transfer of the servicing of the mortgage loan does not affect any term or condition of the mortgage instruments, other than the terms directly related to the servicing of your loan.

Except in limited circumstances, the law requires that your present servicer send you a notice at least 15 days before the effective date, or at closing. Your new servicer must also send you this notice no later than 15 days after this effective date.

This notification is a requirement of Section 6 of the Real Estate Settlement Procedures Act (RESPA) (12 U.S.C. 2605). You should also be aware of the following information, which is set out in more detail in Section 6 of RESPA (12 U.S.C. 2605).

During the 60 day period following the effective date of the transfer of the loan servicing, a loan payment received by your old servicer before its due date may not be treated by the new loan servicer as late, and a late fee may not be imposed upon you.

Section 6 of RESPA (12 U.S.C. 2605) gives you certain consumer rights. If you send a “qualified written request” to you loan servicer concerning the servicing of your loan, your servicer must provide you with a written acknowledgement within 20 Business Days of receipt of your request. A “qualified written request” is written correspondence, other than notice on a payment coupon or other payment medium supplied by the servicer, which includes your name and account number and your reasons for the request. If you want to send a “qualified written request” regarding the servicing of your loan, it must be sent to this address:

[Address]

No later than 60 Business Days after receiving your request, your servicer must make any appropriate corrections to your account, and must provide you with a written clarification regarding any dispute. During this 60 Business Day period, your servicer may not provide information to a consumer reporting agency concerning any overdue payment related to such period or qualified written request. However, this does not prevent the servicer from initiating foreclosure if proper grounds exist under the mortgage documents.

A Business Day is any day excluding legal public holidays (State or federal), Saturday and Sunday.

Section 6 of RESPA also provides for damages and costs for individuals or classes of individuals, in circumstances where servicers are shown to have violated the requirements of that Section. You should seek legal advice if you believe your rights have been violated.

MIRANDA DISCLOSURE – For your protection, please be advised that we are attempting to collect a debt and any information obtained will be used for that purpose. Calls will be monitored and recorded for quality assurance purposes. If you do not wish for your call to be recorded please notify the customer service associate when calling.

BANKRUPTCY INSTRUCTION – Attention to any customer in Bankruptcy or who has received a bankruptcy discharge of this debt. Please be advised that this letter constitutes neither a demand for payment of the captioned debt nor a notice of personal liability to any recipient hereof who might have received a discharge of such debt in accordance with applicable bankruptcy laws or who might be subject to the automatic stay of Section 362 of the United States Bankruptcy Code. However, it may be a notice of possible enforcement of our lien against the collateral property, which has not been discharged in your bankruptcy.

EXHIBIT E

FORM OF WAREHOUSE LENDER’S RELEASE

(Date)

Barclays Bank PLC – Mortgage Finance

745 Seventh Avenue, 4th Floor

New York, New York 10019

Attention: Joseph O’Doherty

Barclays Bank PLC – Legal Department

745 Seventh Avenue, 20th Floor

New York, New York 10019

Attention: General Counsel

Barclays Capital – Operations

1301 Sixth Avenue, 8th Floor

New York, NY 10019

Attention: Hánsel Nieves

Sutton Funding LLC

2711 Centreville Road, Suite 400

Wilmington, Delaware 19808

Attention: Glenn Pearson

Caliber Home Loans, Inc.

3701 Regent Boulevard Irving,

Texas 75063

Attention: Sheila Mayes

Re:	Certain Assets Identified on Schedule A hereto and owned by Caliber Home Loans, Inc.

Ladies and gentlemen:

The undersigned hereby releases all right, interest, lien or claim of any kind with respect to the mortgage loans described in the attached Schedule A, such release to be effective automatically without any further action by any party upon receipt in the account identified below in immediately available funds of $            , in accordance with the following wire instructions:

[                         ]

Very truly yours,

[WAREHOUSE LENDER]

By:
Name:
Title:

E-1

[SCHEDULE A TO EXHIBIT E – LIST OF ASSETS TO BE RELEASED]

E-2

EXHIBIT F

TRADE ASSIGNMENT

                     (“Takeout Investor”)

(Address)

Attention:

Fax No.:

Dear Sirs:

Attached hereto is a correct and complete copy of your confirmation of commitment (the “Commitment”), trade-dated                     ,         , to purchase $             of     %          year,

(Check Box)

☐	Government National Mortgage Association;

☐	Federal National Mortgage Association; or

☐	Federal Home Loan Mortgage Corporation.

mortgage-backed pass-through securities (“Securities”) at a purchase price of                      from              on (insert Settlement Date). Our intention is to assign $             of this Commitment’s full amount, which assignment shall be effective and shall be fully enforceable by the assignee on the Settlement Date. This is to confirm that (i) the Commitment is in full force and effect, (ii) effective as of the Settlement Date, the Commitment is hereby assigned to Barclays Bank PLC (“Barclays”), whose acceptance of such assignment is indicated below, (iii) you will accept delivery of such Securities directly from Barclays, (iv) you will pay Barclays for such Securities, (v) effective as of the Settlement Date and provided the Securities have been issued, Barclays is obligated to make delivery of such Securities to you in accordance with the attached Commitment and (vi) effective as of the Settlement Date and provided the Securities have been issued, you have released Seller from its obligation to deliver the Securities to you under the Commitment. Payment will be made “delivery versus payment (DVP)” to Barclays in immediately available funds.

Notification of incorrect information or rejection of this Trade Assignment or any questions regarding this Trade Assignment should be immediately made to [            ].

F-1

Very truly yours,

CALIBER HOME LOANS, INC.

By:
Title:
Date:

Acknowledged and agreed to:

BARCLAYS BANK PLC

By:
Title:
Date:

Provided the Securities have been issued, notice of delivery and confirmation of receipt will be the obligations of Barclays.

F-2

EXHIBIT G

RESERVED

G-2

EXHIBIT H

FORM OF SELLER MORTGAGE LOAN SCHEDULE

[SEE ATTACHED EXCEL SPREADSHEET]

H-1

EXHIBIT I

SELLER UNDERWRITING GUIDELINES

I-1

EXHIBIT J

LIST OF APPROVED TAKEOUT INVESTORS

[***]

J-1

EXHIBIT K

[RESERVED]

K-1

EXHIBIT L

FORECLOSURE AND WORKOUT REPORT

[SEE ATTACHED]

L-2

EXHIBIT M

[RESERVED]

M-2

EXHIBIT N

FORM OF INSTRUCTION LETTER

                , 201

                                                    , as Subservicer

Attention:

Re:	Master Repurchase Agreement, dated May 11, 2015 (the “Agreement”) by and among Barclays Bank PLC (“Purchaser” or “Agent”), Sutton Funding LLC (“Purchaser”) and Caliber Home Loans, Inc. “Seller”).

Ladies and Gentlemen:

As subservicer of those assets described on Schedule 1 hereto, which may be amended or updated from time to time (the “Eligible Assets”) pursuant to that Servicing Agreement, between You and the undersigned Seller, as amended or modified, attached hereto as Exhibit A (the “Servicing Agreement”), you are hereby notified that (i) the undersigned Seller has sold to Purchasers such Eligible Assets pursuant to that certain Master Repurchase Agreement, dated as of May 11, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between Purchasers and Seller and (ii) each of the Eligible Assets is subject to a security interest in favor of the Agent on behalf of the related Purchaser.

You agree to service the Eligible Assets in accordance with the terms of the Servicing Agreement for the benefit of the related Purchaser and, except as otherwise provided herein, such Purchaser shall have all of the rights, but none of the duties or obligations of Seller under the Servicing Agreement including, without limitation, payment of any indemnification or reimbursement or payment of any servicing fees or any other fees. No subservicing relationship shall be hereby created between You and any Purchaser.

Upon your receipt of written notification by a Purchaser that a Default has occurred under the Agreement (the “Default Notice”), You, as subservicer, hereby agree to remit all payments or distributions made with respect to such Eligible Assets, net of the servicing fees payable to you with respect thereto, immediately in accordance with such Purchaser’s wiring instructions provided below, or in accordance with other instructions that may be delivered to you by such Purchaser:

Bank Name:	Bank of New York Mellon
Address:	New York, NY
ABA Routing Number:	[ ]
DDA Number:	[ ]
Account Name:	BBPLC NY Branch Warehouse
Ref:	Master Repurchase Agreement: Caliber Home Loans, Inc.
Attention:	WL Operations

Phone Validation:	201-499-2841 - John Whitacre
201-499-2139 - Roberto Wang

You agree that, following your receipt of such Default Notice, under no circumstances will you remit any such payments or distributions in accordance with any instructions delivered to you by the undersigned Seller, except if a Purchaser instructs you in writing otherwise.

You further agree that, upon receipt written notification by a Purchaser that an Event of Default has occurred under the Agreement, such Purchaser shall assume all of the rights and obligations of Seller under the Servicing Agreement, except as otherwise provided herein. Subject to the terms of the Servicing Agreement, You shall (x) follow the instructions of such Purchaser with respect to the Eligible Assets and deliver to such Purchaser any information with respect to the Eligible Assets reasonably requested by such Purchaser, and (y) treat this letter agreement as a separate and distinct servicing agreement between You and such Purchaser (incorporating the terms of the Servicing Agreement by reference), subject to no setoff or counterclaims arising in Your favor (or the favor of any third party claiming through You) under any other agreement or arrangement between You and any Seller or otherwise. Notwithstanding anything to the contrary herein or in the Servicing Agreement, in no event shall any Purchaser be liable for any fees, indemnities, costs, reimbursements or expenses incurred by You prior to such Event of Default or otherwise owed to You in respect of the period of time prior to such Event of Default.

You are hereby instructed to service such Eligible Assets for a term of thirty (30) days (each, a “Servicing Term”) commencing as of the date such Eligible Assets become subject to a purchase transaction under the Agreement, which Servicing Term shall be deemed to be renewed at the end of each 30-day period subject to the following sentence. The Servicing Term shall terminate upon your receipt of a written termination or non-renewal notice from any Purchaser at any time with respect to some or all of the Eligible Assets being serviced by You (each, a “Servicing Termination”). In the event of a Servicing Termination, You hereby agree to (i) deliver all servicing and “records” relating to such Servicing Released Assets to the designee of such Purchaser at the end of each such Servicing Term and (ii) cooperate in all respects with the transfer of servicing to such Purchaser or its designee. The transfer of servicing and such records by You shall be in accordance with customary standards in the industry and the terms of the Servicing Agreement, and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

Further, You hereby constitute and appoint each Purchaser and any officer or agent thereof, with full power of substitution, as Your true and lawful attorney-in-fact with full irrevocable power and authority in Your place and stead and in Your name or in any Purchaser’s own name, following any Servicer Termination with respect solely to the Servicing Released Assets that are subject to such Servicer Termination, to direct any party liable for any payment under any such Servicing Released Assets to make payment of any and all moneys due or to become due thereunder directly to any Purchaser or as a Purchaser shall direct including, without limitation, the right to send “goodbye” and “hello” letters on Your behalf. You hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

For the purpose of the foregoing, the term “records” shall be deemed to include but not be limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Servicing Released Assets.

[NO FURTHER TEXT ON THIS PAGE]

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Purchaser promptly upon receipt. Any notices to Purchaser should be delivered to the following address: Barclays Bank PLC – Mortgage Finance, 745 Seventh Avenue, 4th Floor, New York, New York 10019, Attention: Joseph O’Doherty, Telephone: (212) 412-7990, Facsimile: (212) 412-7333.

Very truly yours,

CALIBER HOME LOANS, INC.

By:
Name:
Title:

Acknowledged and Agreed as of this      day of             , 201    :

[SUBSERVICER]

By:
Name:
Title:

EXHIBIT A

[SERVICING AGREEMENT]

SCHEDULE 1

[ELIGIBLE ASSET SCHEDULE]

EXHIBIT O

FORM OF LEGAL OPINION

O-1

SCHEDULE 1

EXCLUDED ORIGINATORS

None.

SCHEDULE 1-1